Filed pursuant to Rule 433(d)
Registration Statement No. 333-130373

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the base prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

Dated: November 14, 2006

Term Sheet Supplement

$593,464,000 (Approximate)

MASTR Asset Backed Securities Trust 2006-HE4
(Issuing Entity)

Mortgage Asset Securitization Transactions, Inc.
(Depositor)

UBS Real Estate Securities Inc.
(Seller and Sponsor)

Wells Fargo Bank, N.A.
(Master Servicer, Custodian and Trust Administrator)

Barclays Capital Real Estate Inc. d/b/a HomEq Servicing
(Servicer)

Wells Fargo Bank, N.A.
(Servicer)

Mortgage Pass Through Certificates, Series 2006-HE4

UBS Investment Bank
For use with base prospectus dated October 17, 2006

TABLE OF CONTENTS

RISK FACTORS

FORWARD LOOKING STATEMENTS

DEFINED TERMS

THE MORTGAGE LOANS

STATIC POOL INFORMATION

THE ORIGINATORS

THE MASTER SERVICER, CUSTODIAN AND TRUST ADMINISTRATOR

THE SERVICERS

THE POOLING AND SERVICING AGREEMENT

FEDERAL INCOME TAX CONSEQUENCES

ERISA CONSIDERATIONS

LEGAL INVESTMENT

GLOSSARY OF TERMS

ANNEX I - MORTGAGE LOAN STATISTICAL INFORMATION

RISK FACTORS

Before making an investment decision, you should carefully consider the following risks which we believe describe the principal factors that make an investment in the certificates speculative or risky. In particular, payments on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans.

Unpredictability of Prepayments and Effect on Yields

Mortgagors may prepay their mortgage loans in whole or in part at any time. We cannot predict the rate at which mortgagors will repay their mortgage loans. A prepayment of a mortgage loan generally will result in a prepayment on the certificates.

•	If you purchase your certificates at a discount and principal is repaid slower than you assume, then your yield may be lower than you anticipate.

•	If you purchase your certificates at a premium and principal is repaid faster than you assume, then your yield may be lower than you anticipate.

•
The rate of prepayments on the mortgage loans will be sensitive to prevailing interest rates. Generally, if prevailing interest rates decline significantly below the mortgage rates on the fixed-rate mortgage loans, the mortgage loans are more likely to prepay than if prevailing rates remain above the mortgage rates on the related mortgage loans. In addition, if prevailing interest rates decline, adjustable-rate mortgage loan prepayments may increase due to the availability of fixed-rate mortgage loans or other adjustable-rate mortgage loans at lower interest rates. Conversely, if prevailing interest rates rise significantly, the prepayments on fixed-rate and adjustable-rate mortgage loans may decrease. Furthermore, adjustable-rate mortgage loans may prepay at different rates and in response to different factors than fixed-rate mortgage loans; the inclusion of both types of mortgage loans in the mortgage pool may increase the difficulty in analyzing possible prepayment rates.

•
Certain mortgage loans as set forth in the table entitled “Prepayment Penalty Term of the Aggregate Mortgage Loans” in the term sheet require the mortgagor to pay a prepayment charge in certain instances if the mortgagor prepays the mortgage loan during a stated period, which may be from one year to three years after the mortgage loan was originated. A prepayment charge may or may not discourage a mortgagor from prepaying the mortgage loan during the applicable period.

•
The related originator or the seller may be required to purchase mortgage loans from the trust in the event certain breaches of representations and warranties occur and have not been cured. In addition, each servicer has the option to purchase Mortgage Loans serviced by it that become 90 days or more delinquent. In addition, the seller may sell all or a portion of the Class CE, Class P or Residual Certificates to one or more unaffiliated parties in one or more private transactions. As part of such sale, if agreed upon by the related servicer, such purchaser may have consultation rights with the related servicer with respect to the foreclosure process and upon the direction of such purchaser, the right to direct the related servicer to exercise its purchase right on such purchaser’s behalf with respect to mortgage loans 90 days or more delinquent, subject to the conditions set forth in the pooling and servicing agreement. These purchases will have the same effect on the holders of the offered certificates as a prepayment of the mortgage loans. Investors should note that the removal of any such delinquent mortgage loan from the trust affects the Delinquency Percentage which may affect the Overcollateralization Target Amount, which may adversely affect the market value of your certificates.

•
The party designated in the pooling and servicing agreement may purchase all of the mortgage loans and any REO properties and retire the certificates when the aggregate principal balance of the mortgage loans and any REO properties is equal to or less than 10% of the aggregate principal balance of the mortgage loans as of the cut-off date.

•	If the rate of default and the amount of losses on the mortgage loans is higher than you expect, then your yield may be lower than you expect.

•
As a result of the absorption of realized losses on the mortgage loans by excess interest and overcollateralization and amounts received under the Interest Rate Swap Agreement or the Interest Rate Cap Agreement, as described herein, liquidations of defaulted mortgage loans, whether or not realized losses are incurred upon such liquidations, will result in an earlier return of the principal of the Class A Certificates and the Mezzanine Certificates and will influence the yield on such certificates in a manner similar to the manner in which principal prepayments on the mortgage loans will influence the yield on such certificates.

•
The overcollateralization provisions are intended to result in an accelerated rate of principal distributions to holders of the Class A Certificates and the Mezzanine Certificates then entitled to principal distributions at any time that the overcollateralization provided by the mortgage pool falls below the required level. In addition, if the Class A Certificates are entitled to distributions of principal at any time that overcollateralization is required to be restored to the required level, then the amounts available for such purpose will be allocated among the Class A Certificates on a pro rata basis based on the amount of principal actually received on the related mortgage loans for the related distribution date. This, as well as the relative sizes of any loan groups, may magnify the prepayment effect on the Class A Certificates caused by the relative rates of prepayments and defaults experienced by the related mortgage loans.

Terrorist Attacks and Military Action Could Adversely Affect the Yield on the Offered Certificates

The terrorist attacks in the United States on September 11, 2001 suggest that there is an increased likelihood of future terrorist activity in the United States. In addition, current political and military tensions in the Middle East have resulted in a significant deployment of United States military personnel in the region. Investors should consider the possible effects of past and possible future terrorist attacks and any resulting military response by the United States on the delinquency, default and prepayment experience of the mortgage loans. In accordance with the servicing standard set forth in the pooling and servicing agreement, each servicer may defer, reduce or forgive payments and delay foreclosure proceedings in respect of mortgage loans serviced by it to borrowers affected in some way by past and possible future events.

In addition, the current deployment of United States military personnel in the Middle East and the activation of a substantial number of United States military reservists and members of the National Guard may significantly increase the proportion of mortgage loans whose mortgage rates are reduced by the application of the Servicemembers Civil Relief Act (the “Relief Act”) or any state law providing for similar relief. See “Certain Legal Aspects of Mortgage Loans—Servicemembers Civil Relief Act” in the base prospectus. Certain shortfalls in interest collection arising from the application of the Relief Act or any state law providing for similar relief will not be covered by the servicers, the master servicer, any subservicer or any bond guaranty insurance policy.

Interest Only Mortgage Loans

Certain mortgage loans as set forth in the table entitled “Product Type of the Aggregate Mortgage Loans” in the term sheet require the related borrowers to make monthly payments only of accrued interest for the first 60 months following origination. After such interest-only period, each such borrower’s monthly payment will be recalculated to cover both interest and principal so that the mortgage loan will amortize fully prior to its final payment date. If the monthly payment increases, the related borrower may not be able to pay the increased amount and may default or may refinance the related mortgage loan to avoid the higher payment. Because no principal payments may be made or advanced on such mortgage loans for 60 months following origination, the certificateholders will receive smaller principal distributions during the related period than they would have received if the related borrowers were required to make monthly payments of interest and principal for the entire lives of such mortgage loans. This slower rate of principal distributions may reduce the return on an investment in the offered certificates that are purchased at a discount.

Second Lien Loan Risk

Certain mortgage loans as set forth in the table entitled “Lien Status of the Aggregate Mortgage Loans” in the term sheet are secured by second liens on the related mortgaged properties. The proceeds from any liquidation, insurance or condemnation proceedings will be available to satisfy the outstanding balance of such mortgage loans only to the extent that the claims of the related senior mortgages have been satisfied in full, including any related foreclosure costs. In circumstances when it has been determined to be uneconomical to foreclose on the mortgaged property, a servicer may write off the entire balance of such mortgage loan as a bad debt. The foregoing considerations will be particularly applicable to mortgage loans secured by second liens that have high combined loan-to-value ratios because it is comparatively more likely that each servicer would determine foreclosure to be uneconomical in the case of such mortgage loans. The rate of default of second mortgage loans may be greater than that of mortgage loans secured by first liens on comparable properties.

Simultaneous Second Lien Risk

Approximately 33.80% of the mortgage loans (by aggregate principal balance of the mortgage loans as of the cut-off date) were, as of origination, subject to a second lien mortgage loan which may or may not be included in the trust. The weighted average loan-to-value ratio of such mortgage loans at origination is approximately 79.84% and the weighted average combined loan-to-value ratio of such mortgage loans at origination (including the second lien) is approximately 99.46%. With respect to such mortgage loans, foreclosure frequency may be increased relative to mortgage loans that were originated without a silent second lien since mortgagors have less equity in the mortgaged property. In addition, a default may be declared on the second lien loan, even though the first lien is current, which would constitute a default on the first lien loan. Investors should also note that any mortgagor may obtain secondary financing at any time subsequent to the date of origination of their mortgage loan from the originators or from any other lender.

Balloon Loan Risk

Balloon loans pose a risk because a mortgagor must make a large lump sum payment of principal at the end of the loan term. If the mortgagor is unable to pay the lump sum or refinance such amount, the related servicer will make limited advances as described in the pooling and servicing agreement. Certain mortgage loans are balloon loans, as set forth in the table entitled “Collateral Summary for the Aggregate Mortgage Loans” in the term sheet.

Credit Scores May Not Accurately Predict the Performance of the Mortgage Loans

Credit scores are obtained by many lenders in connection with mortgage loan applications to help them assess a borrower’s creditworthiness. Credit scores are generated by models developed by a third party which analyzed data on consumers in order to establish patterns which are believed to be indicative of the borrower’s probability of default over a two-year time period. The credit score is based on a borrower’s historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. Credit scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a credit score purports only to be a measurement of the relative degree of risk a borrower represents to a lender (i.e., a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score). Lenders have varying ways of analyzing credit scores and, as a result, the analysis of credit scores across the industry is not consistent. In addition, it should be noted that credit scores were developed to indicate a level of default probability over a two year period, which does not correspond to the life of a mortgage loan. Furthermore, credit scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general, and assess only the borrower’s past credit history. Therefore, a credit score does not take into consideration the effect of mortgage loan characteristics (which may differ from consumer loan characteristics) on the probability of repayment by the borrower. There can be no assurance that the credit scores of the mortgagors will be an accurate predictor of the likelihood of repayment of the related mortgage loans.

Potential Inadequacy of Credit Enhancement for the Class A Certificates and Mezzanine Certificates

The credit enhancement features of the transaction are intended to enhance the likelihood that holders of the Class A Certificates, and to a limited extent, the holders of the Mezzanine Certificates, will receive regular distributions of interest and principal. However, we cannot assure you that the applicable credit enhancement will adequately cover any shortfalls in cash available to make distributions on your certificates as a result of delinquencies or defaults on the mortgage loans. If delinquencies or defaults occur on the mortgage loans, none of the servicers, the master servicer, nor any other entity will advance scheduled monthly payments of interest and principal on delinquent or defaulted mortgage loans if such advances are not likely to be recovered. If substantial losses occur as a result of defaults and delinquent payments on the mortgage loans, you may suffer losses.

A decline in real estate values or in economic conditions generally could increase the rates of delinquencies, foreclosures and losses on the loans to a level that is significantly higher than those experienced currently. This in turn will reduce the yield on your certificates, particularly if the credit enhancement in the transaction, is not enough to protect your certificates from these losses.

Interest Generated by the Mortgage Loans May Be Insufficient to Maintain Overcollateralization

The weighted average of the mortgage rates on the mortgage loans (net of certain fees and expenses, including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment, other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) is expected to be higher than the pass-through rates on the Class A Certificates and Mezzanine Certificates. The mortgage loans are expected to generate more interest than is needed to distribute interest owed on the Class A Certificates and Mezzanine Certificates and to pay certain fees and expenses of the trust. Any remaining interest generated by the mortgage loans will then be used to absorb losses that occur on the mortgage loans. After these financial obligations of the trust are covered, the available excess interest generated by the mortgage loans will be used to maintain overcollateralization. We cannot assure you, however, that enough excess interest will be generated to maintain the required level of overcollateralization. The factors described below will affect the amount of excess interest that the mortgage loans will generate:

•
Every time a mortgage loan is prepaid in full, liquidated or written off, excess interest may be reduced because the mortgage loan will no longer be outstanding and generating interest or, in the case of a partial prepayment, will be generating less interest.

•
If the rates of delinquencies, defaults or losses on the mortgage loans turn out to be higher than expected, excess interest will be reduced by the amount necessary to compensate for any shortfalls in cash available to make required distributions on the Class A Certificates and Mezzanine Certificates.

•
The fixed-rate mortgage loans have mortgage rates that are fixed and will not adjust based on any index and the adjustable-rate mortgage loans have mortgage rates that adjust based on an index that is different from the index used to determine the pass-through rates on the Class A Certificates and Mezzanine Certificates. In addition, the first adjustment of the rates for the adjustable-rate mortgage loans will not occur until two years, three years or five years after the date of origination as set forth in the term sheet in the table entitled “Product Type of the Aggregate Mortgage Loans.” As a result, the pass-through rate on the Class A Certificates and Mezzanine Certificates may increase relative to the mortgage rates on the mortgage loans, or may remain constant as the mortgage rates on the adjustable-rate mortgage loans decline. In either case, this would require that more of the interest generated by the mortgage loans be applied to cover interest on the Class A Certificates and Mezzanine Certificates.

•
If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher mortgage rates than on the mortgage loans with relatively lower mortgage rates, the amount of excess interest generated by the mortgage loans will be less than would otherwise be the case.

Effect of Mortgage Rates on the Certificates

The Class A Certificates and Mezzanine Certificates accrue interest at pass-through rates based on the one-month LIBOR index plus specified margins, but are subject to a limit. The limit on the pass-through rates for the Class A Certificates and the Mezzanine Certificates is based on the weighted average of the mortgage rates on the mortgage loans, net of certain fees and expenses of the trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

The adjustable-rate mortgage loans have mortgage rates that adjust based on six-month LIBOR or one-year LIBOR. The adjustable-rate mortgage loans have periodic and maximum limitations on adjustments to their mortgage rates, and will have the first adjustment to their mortgage rates generally two years, three years or five years after the origination thereof. The fixed-rate mortgage loans have mortgage rates that will not adjust. As a result of the limit on the pass-through rates on the Class A Certificates and the Mezzanine Certificates, such certificates may accrue less interest than they would accrue if their pass-through rates were based solely on the one-month LIBOR index plus the specified margin.

A variety of factors could limit the pass-through rates on the Class A Certificates and the Mezzanine Certificates. Some of these factors are described below:

•
The pass-through rates for the Class A Certificates and the Mezzanine Certificates adjust monthly while the mortgage rates on the adjustable-rate mortgage loans adjust less frequently and the mortgage rates on the fixed-rate mortgage loans do not adjust. Furthermore, the adjustable-rate mortgage loans will have the first adjustment to their mortgage rates generally two years, three years or five years following their origination. Consequently, the limit on the pass-through rates on the Class A Certificates and the Mezzanine Certificates may prevent any increases in the pass-through rates on such certificates for extended periods in a rising interest rate environment.

•
If prepayments, defaults and liquidations occur more rapidly on the mortgage loans with relatively higher mortgage rates than on the mortgage loans with relatively lower mortgage rates, the pass-through rates on the Class A Certificates and the Mezzanine Certificates are more likely to be limited.

•
The index used to determine the mortgage rates on the adjustable-rate mortgage loans may respond to different economic and market factors than does one-month LIBOR. It is possible that the mortgage rates on the adjustable-rate mortgage loans may decline while the pass-through rates on the Class A Certificates and Mezzanine Certificates are stable or rising. It is also possible that the mortgage rates on the adjustable-rate mortgage loans and the pass-through rates on the Class A Certificates and Mezzanine Certificates may both decline or increase during the same period, but that the pass-through rates on the Class A Certificates and Mezzanine Certificates may decline more slowly or increase more rapidly.

If the pass-through rates on the Class A Certificates or the Mezzanine Certificates are limited for any distribution date, the resulting basis risk shortfalls may be recovered by the holders of these certificates on such distribution date or future distribution dates to the extent that on such distribution date or future distribution dates there is sufficient available funds remaining after certain other distributions on the Class A Certificates and the Mezzanine Certificates and the payment of certain fees and expenses of the trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

Amounts distributed on the Class A Certificates and Mezzanine Certificates in respect of such shortfalls may be supplemented by the Interest Rate Swap Agreement (to the extent that the floating payment by the Swap Provider exceeds the fixed payment by the trust on any distribution date and such amount is available in the priority described in the term sheet) or the Interest Rate Cap Agreement (to the extent that the one-month LIBOR exceeds the strike rate on any distribution date and such amount is available in the priority described in the term sheet). However, the amount received from the Swap Provider under the Interest Rate Swap Agreement or the Cap Provider under the Interest Rate Cap Agreement may be insufficient to pay the holders of the applicable certificates the full amount of interest which they would have received absent the limitations of the rate cap.

Risks Associated with the Mezzanine Certificates

The weighted average lives of, and the yields to maturity on, the Mezzanine Certificates will be progressively more sensitive, in increasing order of their numerical class designations, to the rate and timing of mortgagor defaults and the severity of ensuing losses on the mortgage loans. If the actual rate and severity of losses on the mortgage loans is higher than those assumed by an investor in such certificates, the actual yield to maturity of such certificates may be lower than the yield anticipated by such holder based on such assumption. The timing of losses on the mortgage loans will also affect an investor’s actual yield to maturity, even if the rate of defaults and severity of losses over the life of the mortgage loans are consistent with an investor’s expectations. In general, the earlier a loss occurs, the greater the effect on an investor’s yield to maturity. Realized losses on the mortgage loans, to the extent they exceed the amount of excess interest and overcollateralization following distributions of principal on the related distribution date and any Net Swap Payment received under the Interest Rate Swap Agreement and any amounts received under the Interest Rate Cap Agreement will reduce the certificate principal balance of the class of Mezzanine Certificate then outstanding with the highest numerical class designation. As a result of such reductions, less interest will accrue on such class of Mezzanine Certificates than would otherwise be the case. Once a realized loss is allocated to a Mezzanine Certificate, no principal or interest will be distributable with respect to such written down amount (except in the case of subsequent recoveries). However, the amount of any realized losses allocated to the Mezzanine Certificates may be distributed to the holders of the Mezzanine Certificates according to the priorities set forth in the term sheet.

Unless the aggregate certificate principal balance of the Class A Certificates has been reduced to zero, the Mezzanine Certificates will not be entitled to any principal distributions until at least December 2009 or during any period in which delinquencies or realized losses on the mortgage loans exceed certain levels. As a result, the weighted average lives of the Mezzanine Certificates will be longer than would otherwise be the case if distributions of principal were allocated among all of the certificates at the same time. As a result of the longer weighted average lives of the Mezzanine Certificates, the holders of such certificates have a greater risk of suffering a loss on their investments. Further, because such certificates might not receive any principal if certain delinquency levels occur, it is possible for such certificates to receive no principal distributions even if no losses have occurred on the mortgage loans.

In addition, the multiple class structure of the Mezzanine Certificates causes the yield of such classes to be particularly sensitive to changes in the rates of prepayment of the mortgage loans. Because distributions of principal will be made to the holders of such certificates according to the priorities described in the term sheet, the yield to maturity on such classes of certificates will be sensitive to the rates of prepayment on the mortgage loans experienced both before and after the commencement of principal distributions on such classes. The yield to maturity on such classes of certificates will also be extremely sensitive to losses due to defaults on the mortgage loans (and the timing thereof), to the extent such losses are not covered by excess interest, the Class CE Certificates, Net Swap Payments received under the Interest Rate Swap Agreement, amounts received under the Interest Rate Cap Agreement or a class of Mezzanine Certificates with a higher numerical class designation. Furthermore, the timing of receipt of principal and interest by the Mezzanine Certificates may be adversely affected by losses even if such classes of certificates do not ultimately bear such loss.

Prepayment Interest Shortfalls and Relief Act Shortfalls

When a mortgage loan is prepaid, the mortgagor is charged interest on the amount prepaid only up to the date on which the prepayment is made, rather than for an entire month. This may result in a shortfall in interest collections available for distribution on the next distribution date. Each servicer is required to cover that portion of the shortfall in interest collections attributable to voluntary prepayments in full that occur during the applicable portion of the related Prepayment Period for mortgage loans serviced by it, but only up to the amount of the related servicer’s servicing fee for the related calendar month. If a servicer fails to pay such amount, the master servicer as successor servicer will be obligated under the pooling and servicing agreement to pay such amount. In addition, certain shortfalls in interest collections arising from the application of the Relief Act or similar state laws will not be covered by the servicers or the master servicer.

On any distribution date, any shortfalls resulting from the application of the Relief Act and any Prepayment Interest Shortfalls to the extent not covered by the servicers or the master servicer as successor servicer will be allocated, first, to the interest distribution amount with respect to the Class CE Certificates, and thereafter, to the monthly interest distributable amounts with respect to the Class A Certificates and Mezzanine Certificates on a pro rata basis based on the respective amounts of interest accrued on such certificates for such distribution date. The holders of the Class A Certificates and Mezzanine Certificates will not be entitled to reimbursement for any such interest shortfalls. If these shortfalls are allocated to the Class A Certificates and Mezzanine Certificates, the amount of interest distributed to those certificates will be reduced, adversely affecting the yield on your investment.

Delay in Receipt of Liquidation Proceeds; Liquidation Proceeds May Be Less than Principal Balance of Mortgage Loans

Substantial delays could be encountered in connection with the liquidation of delinquent mortgage loans. Further, reimbursement of advances made on a mortgage loan, reimbursement for all payments due on or prior to the cut-off date, liquidation expenses such as legal fees, real estate taxes, hazard insurance and maintenance and preservation expenses may reduce the portion of liquidation proceeds distributable to you. If a mortgaged property fails to provide adequate security for the mortgage loan, you will incur a loss on your investment if the credit enhancements are insufficient to cover the loss.

High Loan-to-Value Ratios Increase Risk of Loss

Mortgage loans with higher loan-to-value ratios may present a greater risk of loss than mortgage loans with loan-to-value ratios of 80.00% or below. Certain mortgage loans as set forth in the tables entitled “Original LTV Ratios of the Aggregate Mortgage Loans” to the term sheet had loan-to-value ratios or combined loan-to-value ratios with respect to second lien mortgage loans at origination in excess of 80.00%, but no more than 100.00% at origination. Additionally, each originator’s determination of the value of a mortgaged property used in the calculation of the loan-to-value ratios of the mortgage loans may differ from the appraised value of such mortgaged properties.

Geographic Concentration

The charts presented in the term sheet list the states with the highest concentrations of mortgage loans. Because of the relative geographic concentration of the mortgaged properties within certain states, losses on the mortgage loans may be higher than would be the case if the mortgaged properties were more geographically diversified. For example, some of the mortgaged properties may be more susceptible to certain types of special hazards, such as earthquakes, hurricanes, floods, wildfires and other natural disasters and major civil disturbances, than residential properties located in other parts of the country.

In addition, the conditions below will have a disproportionate impact on the mortgage loans in general:

•	Economic conditions in states with high concentrations of mortgage loans may affect the ability of mortgagors to repay their loans on time even if such conditions do not affect real property values.

•
Declines in the residential real estate markets in the states with high concentrations of mortgage loans may reduce the values of properties located in those states, which would result in an increase in loan-to-value ratios.

•
Any increase in the market value of properties located in the states with high concentrations of mortgage loans would reduce loan-to-value ratios and could, therefore, make alternative sources of financing available to mortgagors at lower interest rates, which could result in an increased rate of prepayment of the mortgage loans.

Hurricanes May Pose Special Risks

During the late summer of 2005, Hurricane Katrina and Hurricane Rita caused catastrophic damage to areas in the Gulf Coast region of the United States. Each originator will represent and warrant as of the closing date that each related mortgaged property is free of material damage and in good repair. In the event of a breach of that representation and warranty that materially and adversely affects the value of such Mortgage Loan, the related originator will be obligated to repurchase or substitute for the related mortgage loan. Any such repurchase would have the effect of increasing the rate of principal distributions on the Class A Certificates and Mezzanine Certificates. Any damage to a mortgaged property that secures a mortgage loan in the trust fund occurring as a result of any other casualty event occurring after the closing date (including, but not limited to, other hurricanes) will not cause a breach of this representation and warranty.

The full economic impact of Hurricane Katrina and Hurricane Rita is uncertain but may affect the ability of borrowers to make payments on their mortgage loans. We have no way to determine the particular nature of such economic effects, how long any of these effects may last, or how these effects may impact the performance of the mortgage loans. Any impact of these events on the performance of the mortgage loans may increase the amount of losses borne by the holders of the Class A Certificates or Mezzanine Certificates or impact the weighted average lives of such certificates.

The Interest Rate Swap Agreement and the Swap Provider

Any amounts received from the Swap Provider under the Interest Rate Swap Agreement will be applied as described in the term sheet to pay interest shortfalls and basis risk shortfalls, maintain the required level of overcollateralization and cover losses. However, no amounts will be payable by the Swap Provider unless the floating amount owed by the Swap Provider on a distribution date exceeds the fixed amount owed to the Swap Provider on such distribution date. This will not occur except in periods when one-month LIBOR (as determined pursuant to the Interest Rate Swap Agreement) generally exceeds the rate set forth in the term sheet. No assurance can be made that any amounts will be received under the Interest Rate Swap Agreement, or that any such amounts that are received will be sufficient to maintain the required level of overcollateralization or to cover interest shortfalls, basis risk shortfalls and losses on the mortgage loans. Any net payment payable to the Swap Provider under the terms of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders, and may reduce the pass-through rates of the certificates. If the rate of prepayments on the mortgage loans is faster than anticipated, the schedule on which payments due under the Interest Rate Swap Agreement are calculated may exceed the aggregate principal balance of the mortgage loans, thereby increasing the relative proportion of interest collections on the mortgage loans that must be applied to make net payments to the Swap Provider. The combination of a rapid rate of prepayment and low prevailing interest rates could adversely affect the yields on the Class A Certificates and Mezzanine Certificates. In addition, any Swap Termination Payment payable to the Swap Provider (other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) in the event of early termination of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders.

Upon early termination of the Interest Rate Swap Agreement, the trust or the Swap Provider may be liable to make a Swap Termination Payment to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Interest Rate Swap Agreement. In the event that the trust is required to make a Swap Termination Payment, that payment will be paid on the related distribution date, and on any subsequent distribution dates until paid in full, generally prior to distributions to certificateholders. This feature may result in losses on the certificates. Due to the priority of the applications of the available funds, the Mezzanine Certificates will bear the effects of any shortfalls resulting from a Net Swap Payment or Swap Termination Payment by the trust before such effects are borne by the Class A Certificates and one or more classes of Mezzanine Certificates may suffer a loss as a result of such payment.

To the extent that distributions on the Class A Certificates and Mezzanine Certificates depend in part on payments to be received by the trust under the Interest Rate Swap Agreement, the ability of the trust administrator to make such distributions on such certificates will be subject to the credit risk of the Swap Provider to the Interest Rate Swap Agreement. In addition, no assurance can be made that in the event of an early termination of the Interest Rate Swap Agreement, the depositor will be able to obtain a replacement interest rate swap agreement. The credit rating of the Swap Provider as of the date of this prospectus supplement is lower than “AA-.“ See “The Interest Rate Swap Agreement” in this prospectus supplement.

The Interest Rate Cap Agreement is Subject to Counterparty Risk

The assets of the trust include the Interest Rate Cap Agreement, which will require the counterparty thereunder to make certain payments for the benefit of the holders of the Class A Certificates and Mezzanine Certificates. To the extent that distributions on the Class A Certificates or Mezzanine Certificates depend in part on payments to be received by the trust administrator under the Interest Rate Cap Agreement, the ability of the trust administrator to make such distributions on such certificates will be subject to the credit risk of the counterparty to the Interest Rate Cap Agreement. Although there is a mechanism in place to facilitate replacement of the Interest Rate Cap Agreement upon the default or credit impairment of the Interest Rate Cap Agreement counterparty, there can be no assurance that any such mechanism will result in the ability of the depositor to obtain a suitable replacement Interest Rate Cap Agreement.

Lack of Liquidity

The underwriter intends to make a secondary market in the offered certificates, but has no obligation to do so. There is no assurance that such a secondary market will develop or, if it develops, that it will continue. Consequently, you may not be able to sell your certificates readily or at prices that will enable you to realize your desired yield. The market values of the certificates are likely to fluctuate; these fluctuations may be significant and could result in significant losses to you.

The secondary markets for asset-backed securities have experienced periods of illiquidity and can be expected to do so in the future. Illiquidity can have a severely adverse effect on the prices of securities that are especially sensitive to prepayment, credit, or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors.

Rights of the NIMS Insurer

Pursuant to the terms of the pooling and servicing agreement, unless there exists a NIMS Insurer Default, such NIMS Insurer will be entitled to exercise, among others, the following rights of the holders of the Class A Certificates and Mezzanine Certificates, without the consent of such holders, and the holders of the Class A Certificates and Mezzanine Certificates may exercise such rights only with the prior written consent of such NIMS Insurer: (i) the right to provide notices of a servicer defaults or master servicer defaults and the right to direct the termination of the rights and obligations of a servicer or the master servicer under the pooling and servicing agreement in the event of a default by a servicer or the master servicer; (ii) the right to remove the trustee or the trust administrator or any co-trustee or custodian pursuant to the pooling and servicing agreement; and (iii) the right to direct the trust administrator to make investigations and take actions pursuant to the pooling and servicing agreement. In addition, unless a NIMS Insurer Default exists, such NIMS Insurer’s consent will be required prior to, among other things, (i) the removal or replacement of a servicer, the master servicer , any successor servicer or successor master servicer, the trust administrator or the trustee, (ii) the appointment or termination of any subservicer or co-trustee or (iii) any amendment to the pooling and servicing agreement.

Investors in the offered certificates should note that:

•	any insurance policy issued by the NIMS Insurer, if any, will not cover, and will not benefit in any manner whatsoever, the offered certificates;

•	the rights to be granted to the NIMS Insurer, if any, are extensive;

•
the interests of the NIMS Insurer, if any, may be inconsistent with, and adverse to the interests of the holders of the offered certificates and the NIMS Insurer, if any, has no obligation or duty to consider the interests of the offered certificates in connection with the exercise or nonexercise of such NIMS Insurer’s rights;

•
such NIMS Insurer’s exercise of the rights and consents set forth above may negatively affect the offered certificates and the existence of such NIMS Insurer’s rights, whether or not exercised, may adversely affect the liquidity of the offered certificates relative to other asset-backed certificates backed by comparable mortgage loans and with comparable payment priorities and ratings; and

•	there may be more than one series of notes insured by the NIMS Insurer and the NIMS Insurer will have the rights set forth herein so long as any such series of notes remain outstanding.

Nature of the Mortgage Loans

The mortgage loans in the trust were originated in accordance with the related originator’s underwriting guidelines described herein without regard to whether such mortgage loans would be acceptable for purchase by Fannie Mae or Freddie Mac. As a result, delinquencies and liquidation proceedings are more likely with these mortgage loans than with mortgage loans that are originated in a more traditional manner. As a result of the use of such underwriting standards, in the event the mortgage loans do become delinquent or subject to liquidation, you may face delays in receiving payment and losses if the credit enhancements are insufficient to cover the delays and losses.

Reduction or Withdrawal of Ratings

Each rating agency rating the offered certificates may change or withdraw its initial ratings at any time in the future if, in its judgment, circumstances warrant a change. No person is obligated to maintain the ratings at their initial levels. If a rating agency reduces or withdraws its rating on one or more classes of the offered certificates, the liquidity and market value of the affected certificates is likely to be reduced.

Suitability of the Offered Certificates as Investments

The offered certificates are not suitable investments for any investor that requires a regular or predictable schedule of monthly distributions or distribution on any specific date. The offered certificates are complex investments that should be considered only by investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, default and market risk, the tax consequences of an investment and the interaction of these factors.

Recent Developments Regarding Meritage Mortgage Corporation

On November 6, 2006, Meritage Mortgage Corporation (“Meritage”) announced that it would be shutting down its operations effective December 31, 2006 and that as of November 15, 2006 it had entered into an agreement with LIME Financial Services, Ltd. pursuant to which LIME agreed to offer employment to a majority of Meritage's sales staff and many of Meritage's operations support staff. No assurance can be made regarding Meritage's ability to perform its obligations pursuant to the related Mortgage Loan Purchase Agreement or further actions to be taken with respect to Meritage in the future. See “The Originators—Meritage Mortgage Corporation” in this term sheet supplement for more information.

FORWARD LOOKING STATEMENTS

We use certain forward looking statements herein. These forward looking statements are found in the material, including each of the tables, set forth under “Risk Factors”. Forward looking statements are also found elsewhere herein and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date hereof. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

(1) economic conditions and industry competition;

(2) political and/or social conditions; and

(3) the law and government regulatory initiatives.

We will not update or revise any forward looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

DEFINED TERMS

We define and use capitalized terms herein to assist you in understanding the terms of the offered certificates and this offering. We define the capitalized terms we use herein under the caption “Glossary of Terms” herein.

THE MORTGAGE LOANS

All of the Mortgage Loans will be secured by first or second mortgages or deeds of trust or other similar security instruments which create first or second liens on one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units, planned unit developments, townhouses, rowhouses and individual condominium units.

The Mortgage Loans will generally consist of mortgages to subprime borrowers.

The sponsor previously purchased the Mortgage Loans from each originator pursuant to a Mortgage Loan Purchase Agreement. The depositor will purchase the Mortgage Loans from the sponsor and acquire the sponsor’s rights against each originator under the related Mortgage Loan Purchase Agreement pursuant to an Assignment Agreement. Pursuant to the Pooling and Servicing Agreement, the depositor will cause the Mortgage Loans and the depositor’s rights under the Mortgage Loan Purchase Agreements to be assigned to the trustee for the benefit of the certificateholders.

Each of the Mortgage Loans was selected from the sponsor’s portfolio of mortgage loans. The Mortgage Loans were originated by the originators or acquired by the originators in the secondary market in the ordinary course of its business and were underwritten or re-underwritten by the originators in accordance with its underwriting standards. A description of the underwriting standards used by the originators who have originated more than 20% of the Mortgage Loans are described under “The Originators” in this term sheet supplement.

Under each Mortgage Loan Purchase Agreement and the related Assignment Agreement, each originator will make certain representations and warranties to the depositor relating to, among other things, the due execution and enforceability of the related Mortgage Loan Purchase Agreement and certain characteristics of the related Mortgage Loans. Subject to certain limitations, the related originator or the sponsor will be obligated to repurchase or substitute a similar mortgage loan for any Mortgage Loan as to which there exists deficient documentation or an uncured breach of any such representation or warranty, if such breach of any such representation or warranty materially and adversely affects the certificateholders’ interests in such Mortgage Loan. The sponsor is selling the Mortgage Loans without recourse and will have no obligation with respect to the offered certificates in its capacity as seller other than the repurchase or substitution obligations described above. The originators will not have any obligation with respect to the offered certificates other than the repurchase or substitution obligations described above.

The Mortgage Loans are subject to the “due-on-sale” provisions included therein which may provide that the Mortgage Loan is assumable by a creditworthy purchaser of the related Mortgaged Property.

STATIC POOL INFORMATION

The depositor will make available any material static pool information as required under the SEC’s rules and regulations on a website on the world wide web. The static pool information material to this offering of certificates is located at http://www.ubs.com/regulationab.

The static pool information is not deemed to be a part of this prospectus or the registration statement of which this prospectus is a part to the extent that the static pool information relates to (a) any trust fund that was established before January 1, 2006 and (b) information relating to assets of any trust fund established on or after January 1, 2006, which information relates to periods prior to January 1, 2006.

THE ORIGINATORS

General

Approximately 22.32% of the Mortgage Loans were originated by First NLC Financial Services, LLC, approximately 20.29% of the Mortgage Loans were originated by Meritage Mortgage Corporation, approximately 17.99% of the Mortgage Loans were originated by Decision One Mortgage Company, LLC, approximately 11.53% of the Mortgage Loans were originated by EquiFirst Corporation, approximately 11.42% of the Mortgage Loans were originated by OwnIt Mortgage Solutions, Inc., approximately 8.75% of the Mortgage Loans were originated by First Street Financial, Inc. and approximately 7.70% of the Mortgage Loans were originated by LIME Financial Services, Ltd.

The mortgage loans were originated or acquired by the related originator in accordance with the underwriting guidelines established by it. The following is a general summary of the underwriting guidelines for First NLC Financial Services, LLC, Meritage Mortgage Corporation and Decision One Mortgage Company, LLC believed by the depositor to have been generally applied, with some variation, by the related originator for the mortgage loans originated by it. This summary does not purport to be a complete description of the underwriting standards of any other originator.

First NLC Financial Services, LLC

General. First NLC’s underwriting guidelines are designed to evaluate a borrower’s credit history, his or her capacity, willingness and ability to repay the loan and the value and adequacy of the collateral. First NLC’s underwriting guidelines are established by a group composed of First NLC’s Chief Credit Officers, Assistant Chief Credit Officers Senior Credit Officers and the President and Chief Operating Officer. First NLC also invites other credit officers and sales and operational managers to make contributions to these policies. The members of this group meet regularly to review proposed changes to the First NLC underwriting guidelines.

First NLC has been originating sub prime mortgage loans since 1999. Mortgage loans are processed, underwritten and closed in one of the 7 operation centers. For the three months ending March 31, 2006, First NLC originated approximately $1.5 billion in mortgages and in 2005 and 2004, it originated approximately $6.2 billion and $3.3 billion respectively.

Underwriting and Personnel Teams. All underwriting is performed by internal underwriting personnel, who are a part of the underwriting and processing teams. First NLC does not delegate underwriting authority to any broker or sales staff. Underwriters review and underwrite each loan package and then either grant a conditional approval on the terms requested, provide a counteroffer approval on the best terms First NLC is willing to offer the borrower, or deny the application. Once a loan is conditionally approved, processors process the loan in accordance with the terms and conditions of the conditional approval. Before closing, each conditionally approved loan is reviewed a second time by an underwriter to determine that the conditions specified in the conditional approval have all been met.

A senior credit officer, whom First NLC believes has the additional experience and leadership qualities necessary to make high-level credit decisions, oversees each loan origination team. The senior credit officer is responsible for managing the underwriters and processors on his or her team, as well as managing the loan pipeline and other customer service requirements. The senior credit officers report directly to an operations manager in their region. Additionally, they report to the assistant chief credit officer in their region for issues such as guideline changes, industry trends or other feedback relating to the loan origination process. First NLC’s fifteen senior credit officers each have a minimum of eight years of industry experience and its 7 chief credit officers each have over thirteen years individually and a combined ninety-four years of industry experience.

Loan Application and Documentation. Each borrower must complete a mortgage loan application that includes information with respect to the applicant’s liabilities, income, credit history, employment history and other personal information. First NLC also requires independent documentation as part of its underwriting process. As part of this process, First NLC will pull its own tri merged credit bureau from one of its approved vendors. First NLC also requires an appraisal, a title commitment, and other income-verification materials. The credit report contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. Derogatory credit items are disregarded if they are included in the overall credit score. All serious derogatory credit items, such as bankruptcies or foreclosures, must be satisfactorily addressed by the applicant.

Appraisals. Appraisals are performed by licensed, third-party, fee-based appraisers who are hired by First NLC or the broker and include, among other things, an inspection of the exterior and interior of the subject property. Appraisals are also required to address neighborhood conditions, site and zoning status and the condition and value of improvements. First NLC does not require its borrowers to use any particular appraiser; however, it maintains a list of appraisers whose appraisals it will not accept. An appraisal may not be more than 120 days old on the day the loan is funded.

First NLC requires its underwriters to review all third-party appraisals against an appraisal checklist of qualitative standards, such as square footage, zoning status, comparable property information and improvements. If the underwriters are not satisfied with the accuracy of the third-party appraisal, they will request that a senior credit officer review the appraisal. In addition, First NLC employs in-house state-certified appraisers who review each third-party appraisal that the underwriters are not able to approve because of a failure to meet the qualitative standards. Staff appraisers may require a field review of the property, review additional comparable properties or order a complete second appraisal to verify the accuracy of the original appraisal. In addition to utilizing automated appraisal tools, staff appraisers may work with independent, third-party appraisers to ensure that the appraisals meet First NLC’s qualitative standards.

Exceptions and First NLC Underwriting Guidelines. First NLC may make exceptions and upgrades to its underwriting guidelines on a case-by-case basis where compensating factors exist. For example, it may determine that an applicant warrants one of the following exceptions:

•  a debt-to-income ratio exception;

•  a pricing exception;

•  a loan-to-ratio exception; or

•  an exception from certain requirements of a particular category.

An exception may be allowed if the application reflects certain factors, including:

•  a low loan-to-value ratio;

•  a maximum of one 30-day late payment on all mortgage loans during the last 12 months;

•  stable employment

•  ownership of the current residence of five or more years; or

Accordingly and certain applicants may qualify in a more favorable risk category than would apply in the absence of such compensation factors. All exceptions and upgrades are subject to the approval of a senior officer or an assistant chief credit officer.

Quality Control. First NLC reviews its loans for compliance with applicable legal requirements and its underwriting guidelines. First NLC’s legal review staff consists of nine auditors and one supervisor, and its credit review staff consists of six analysts and one supervisor. Each loan it funds is reviewed for the accuracy of the income documentation, completeness of loan application information and appraisal conformity. Additionally, all loans are reviewed to ensure that prudent underwriting procedures have been followed and sound underwriting judgments have been made. Executed loan packages are reviewed upon return from the closing agent of accuracy and completeness. All loans are subject to a specific post-funding loan test, including high-cost tests, to verify that First NLC’s originations comply with any applicable laws or regulatory requirements. Any significant findings are reported to supervisors and also to members of the First NLC’s senior management team. Any corrective measures that are required are promptly initiated.

In addition to the above referenced file review, First NLC employees a traditional independent quality control review, a random sample of 5 to 10% of its production. These loans are re-verified for accuracy of income, assets and adherence to underwriting and appraisal guidelines. Monthly findings are provided to the Operations Managers and Assistant Chief Credit Officers in each center as well as senior management. Any significant findings are quickly addressed and appropriate actions are taken.

Verification of Income. First NLC’s underwriting guidelines require verification of the borrower’s income. First NLC has two primary levels of income documentation requirements, referred to as “full documentation” and “stated income documentation” programs. Under each of these programs, First NLC reviews the loan applicant’s source of income, calculate the amount of income from sources indicated on the loan application or similar documentation and calculate debt-to-income ratios to determine the applicant’s ability to repay the loan. Under the full documentation program, applicants are required to submit income verification for the previous two calendar years as well as year-to-date information. Under the stated income documentation program, First NLC evaluates applicants based upon income as stated in the mortgage loan application. Under both programs, First NLC generally verifies by telephone employment and/or proof of business existence and income, and self-employed applicants may be required to submit a business license, verification of the source of funds, if any, required to be paid by the applicant at closing is generally required under both documentation programs in the form of a standard verification of deposit, bank statements or other acceptable documentation. First NLC verifies twelve months’ mortgage payment or rental history with the related lender or landlord. First NLC also offers bank statement loans and “No-Doc” loans at a maximum LTV of 80%

Credit Classifications. A critical function of First NLC’s underwriting process is to identify the level of credit risk associated with each applicant for a mortgage loan. First NLC has established seven principal classifications, from “A” to “C,” with respect to the credit profile of potential borrowers, and it assigns a rating to each loan based upon these classifications. First NLC uses two sets of guidelines to assign credit grades to potential borrowers: the Score More Loan Program and the Premier Score Program.

The Score More Loan Program is based on traditional underwriting techniques, including an analysis of a borrower’s financial position, credit history and payment history. The Premier Score Program is based primarily on FICO scores but also takes into consideration other traditional credit information in determining the interest rate and maximum loan-to-value ratio for the loan. The following charts summarize First NLC’s lending guidelines for first and second mortgages for the Score More Loan Program and the Premier Score Program:

Score More Full Documentation(1)(2)

			Owner-Occupied		Non-Owner-Occupied
Credit Grade	Maximum Mortgage Delinquencies Last 12 Months	Property Type	Minimum FICO Score	Maximum LTV Purchase and Refinance(3)	Minimum FICO Score	Maximum LTV Purchase and Refinance
A	None	Single-family	600	100%	660	95%
		Condominium	600	100	660	95
		Townhome	600	100	660	95
		Duplex	600	100	660	95
		3-4 family unit	640	100	660	90
A-	One 30-day	Single-family	600	100	660	95
		Condominium	600	100	660	95
		Townhome	600	100	660	95
		Duplex	600	100	660	95
		3-4 family unit	660	100	660	90
B	Three 30-day	Single-family	620	95	620	80
		Condominium	600	95	600	80
		Townhome	600	95	600	80
		Duplex	600	95	600	80
		3-4 family unit	620	85	620	80
B-	One 60-day	Single-family	560	90	N/A	N/A
		Condominium	560	90	N/A	N/A
		Townhome	560	90	N/A	N/A
		Duplex	560	90	N/A	N/A
		3-4 family unit	560	80	N/A	N/A
C	One 90-day	Single-family	525	85	N/A	N/A
		Condominium	525	85	N/A	N/A
		Townhome	525	85	N/A	N/A
		Duplex	525	85	N/A	N/A
		3-4 family unit	500	75%	N/A	N/A

(1) To qualify for a loan under the Score More Full Documentation Program, any foreclosures experienced by the applicant must have occurred no less than three years prior for LTV’s greater than 95% - one loan; 2 years for LTV’s greater than 90% - one loan and combos; greater than 1 year, 80 LTV stated.
(2) The maximum allowable debt-to-income ratio under the Score More Full Documentation Program is 55%.
(3) If the applicant has a history of bankruptcy, the maximum loan-to-value ratio is reduced as follows:
If the bankruptcy was discharged at least three years prior, the maximum loan-to-value ratio is 100%.
If the bankruptcy was discharged at least two years prior but less than three years prior, the maximum loan-to-value ratio is 95% - one loan and combos.
If the bankruptcy was discharged less than two years prior, the maximum loan-to-value ratio is 90%.

Score More No Income Verification and Limited Documentation(1)(2)

			Owner-Occupied		Non-Owner-Occupied
			Purchase and Refinance		Purchase and Refinance
Credit Grade	Maximum Mortgage Delinquencies Last 12 Months	Property Type	Minimum FICO Score	Maximum LTV Purchase and Refinance(3)	Minimum FICO Score	Maximum LTV Purchase and Refinance
A	None	Single-family	640	100%	660	90%
		Condominium	640	100	660	90
		Townhome	640	100	660	90
		Duplex	640	100	660	90
		3-4 family unit	660	90	660	90
A-	One 30-day	Single-family	660	95	660	90
		Condominium	660	95	660	90
		Townhome	660	95	660	90
		Duplex	660	95	660	90
		3-4 family unit	660	90	600	90
B	Three 30-day	Single-family	600	85	580	90
		Condominium	600	85	600	75
		Townhome	600	85	600	75
		Duplex	600	85	600	75
		3-4 family unit	620	80	600	75
B-	One 60-day	Single-family	525	80	N/A	N/A
		Condominium	525	80	N/A	N/A
		Townhome	525	80	N/A	N/A
		Duplex	525	80	N/A	N/A
		3-4 family unit	525	75	N/A	N/A
C	One 90-day	Single-family	525	75	N/A	N/A
		Condominium	525	75	N/A	N/A
		Town home	525	75	N/A	N/A
		Duplex	525	75	N/A	N/A

(1) To qualify for a loan under the Score More No Income Verification and Limited Documentation Program, any foreclosures experienced by the applicant must have occurred no less than three years prior for LTV’s greater than 95% - one loan; 2 years for LTV’s greater than 90% - one loan and combos; 1 year, 80 LTV stated.
(2) The maximum allowable debt-to-income ratio under the Score More No Income Verification and Limited Documentation Program is 55%.
(3) If the applicant has a history of bankruptcy, the maximum loan-to-value ratio is reduced as follows:
If the bankruptcy was discharged at least three years prior, the maximum loan-to-value ratio is 100%.
If the bankruptcy was discharged at least two years prior but less then three years prior, the maximum loan-to-value ratio is 95%.
If the bankruptcy was discharged less than two years prior, the maximum loan-to-value ratio is 80%.

Premier Score Full Documentation(1)

Credit Grade	Maximum Mortgage Delinquencies Last 12 Months	Property Types	Owner-Occupied		Non-Owner-Occupied
			Purchase and Refinance		Purchase and Refinance
			Maximum CLTV Combo	Maximum LTV One Loan(2)	Maximum LTV One Loan(2)
A	660+	Single-family	100%	100%	85%
		Condominium	100	100	85
		Town home & duplex	100	100	85
		3-4 family units	100	95	85
A-	620-659	Single-family	100	100	85
		Condominium	100	100	85
		Town home & duplex	100	100	85
		3-4 family units	100	95	85
B+	600-619	Single-family	N/A	100	85
		Condominium	N/A	100	85
		Town home & duplex	100	100	85
		3-4 family units	N/A	95	85
B	575-599	Single-family	N/A	95	80
		Condominium	N/A	95	80
		Town home	N/A	95	80
		3-4 family units	N/A	90	80
B-	550-574	Single-family	N/A	90	75
		Condominium	N/A	90	75
		Town home & duplex	N/A	90	75
		3-4 family units	N/A	85	70
C+	525-549	Single-family	N/A	85	70
		Condominium	N/A	85	70
		Town home & duplex	N/A	85	70
		3-4 family units	N/A	80	65
C	500-525	Single-family	N/A	80	N/A
		Condominium	N/A	80	N/A
		Town home & duplex	N/A	80	N/A
		3-4 family units	N/A	75	N/A

(1) The maximum allowable debt-to-income ratio under the Premier Score Full Documentation Program is 55%.
(2) If the applicant has a bankruptcy history, the maximum loan-to-value ratio is reduced as follows:
Bankruptcy - Chapter 7/11.
•	LTV’s greater than 95% and combos must have discharge/dismissed greater than 2 years.
•	LTV’s greater than 95% and less than 95 must have discharged dismissed greater than 12 months.
•	BK’s discharge greater than 12 months maximum 90% LTV scores; owner occupied single family, full doc, 12 months seasoning.

Premier Score No Income Verification(1)

Credit Grade	Maximum Mortgage Delinquencies Last 12 Months	Property Types	Owner-Occupied		Non-Owner-Occupied
			Purchase and Refinance		Purchase and Refinance
			Maximum CLTV Combo	Maximum LTV One Loan(2)	Maximum LTV One Loan(2)
A	660+	Single-family	100%	90%	80%
		Condominium	100	90	80
		Town home & duplex	100	90	80
		3-4 family units	100	90	80
A-	620-659	Single-family	100	90	80
		Condominium	100	90	80
		Town home & duplex	100	90	80
		3-4 family units	100	90	80
B+	600-619	Single-family	N/A	90	75
		Condominium	N/A	85	75
		Town home & duplex	N/A	85	75
		3-4 family units	N/A	85	75
B	575-599	Single-family	N/A	85	75
		Condominium	N/A	85	75
		Town home	N/A	85	75
		3-4 family units	N/A	85	75
B-	550-574	Single-family	N/A	75	75
		Condominium	N/A	75	70
		Town home & duplex	N/A	75	70
		3-4 family units	N/A	75	70
C+	525-549	Single-family	N/A	70	70
		Condominium	N/A	70	N/A
		Town home & duplex	N/A	70	N/A
		3-4 family units	N/A	70	N/A
C	500-525	Single-family	N/A	N/A	N/A
		Condominium	N/A	N/A	N/A
		Town home & duplex	N/A	N/A	N/A
		3-4 family units	N/A	N/A	N/A

(1) The maximum allowable debt-to-income ratio under the Premier Score No Income Verification Program is 50%.
(2) If the applicant has a bankruptcy history, the maximum loan-to-value ratio is reduced as follows:
Bankruptcy - Chapter 7/11.
•	LTV’s greater than 95% and combos must have discharge/dismissed greater than 2 years.
•	LTV’s greater than 95% and less than 95 must have discharged dismissed greater than 12 months.
•	BK’s discharge greater than 12 months maximum 90% LTV scores; owner occupied single family, full doc, 12 months seasoning.

Meritage Mortgage Corporation

The information set forth in the following paragraphs has been provided by Meritage, and none of the depositor, the underwriter, the servicers, the trustee, or any other person makes any representation as to the accuracy or completeness of such information. Meritage Mortgage Corporation is an Oregon corporation headquartered in Portland, Oregon. Meritage and predecessor companies had been in the mortgage origination business since 1977. Meritage Mortgage Corporation was incorporated in 1995. Meritage was acquired by Resource Bancshares Mortgage Group, Inc. in 1997, which was acquired by NetBank Inc. in 2002. Prior to July 1, 2004, Meritage was a direct, wholly-owned subsidiary of NetBank Inc. Since July 1, 2004, Meritage has been a direct wholly-owned subsidiary of NetBank, a federal savings bank (“NetBank, FSB”) that is also a direct, wholly-owned subsidiary of NetBank, Inc.

As of the date of origination of the mortgage loans by Meritage, Meritage was a HUD-approved mortgagee. Meritage operates two wholesale Regional Operations Centers located in Portland, Oregon and Jacksonville, Florida. As of the date of origination, Meritage had 12 regional sales territories, and lent in 48 states and the District of Columbia. Meritage’s primary source of originations was through mortgage brokerage companies (wholesale). For the year ending December 31 , 2005, Meritage originated approximately $3.2 billion in mortgage loans.

On November 6, 2006 it was announced that Meritage would exit the non-conforming mortgage lending business on or before the end of 2006. This exit was implemented by execution of a personnel placement agreement with LIME Financial Services in Portland, Oregon whereby LIME Financial Services would extend employment offers to the majority of Meritage’s non-conforming sales force and a smaller but significant number of the operations support staff by November 15, 2006.

Meritage, however, will maintain some personnel performing administrative functions necessary to fully exit the market, dispose of its remaining mortgage loan portfolio and wind down its business.

From a financial perspective, as of September 30, 2006 on an unaudited basis, Meritage’s assets consisted primarily of 1-4 family residential mortgages held for sale (approximately $184.6 million). These mortgages are net of reserves of approximately $10.8 million as of September 30, 2006. Additionally, Meritage had receivables due from investors of approximately $2.3 million primarily related to escrow advances. The Company charged-off its goodwill related to its 2002 acquisition by NetBank, FSB during the third quarter and as such, has no goodwill remaining. Meritage’s liabilities consisted primarily of debt due to NetBank, FSB (approximately $139.2 million). Additionally, Meritage had reserves for repurchases of approximately $5.3 million. Finally, Meritage had seen a decrease in equity during the nine months ended September 30, 2006 to approximately $41.9 million as a result of a loss of approximately $30.5 million during the same period. Of this loss, approximately approximately $19.5 million after-tax relates to the Company’s charge-off of goodwill that it recognized during the third quarter.

Underwriting Standards. All of the mortgage loans were underwritten and originated by Meritage, generally in accordance with the underwriting criteria described herein. Meritage’s underwriting standards are primarily intended to assess the ability and willingness of the borrower to repay the debt and to evaluate the adequacy of the mortgaged property as collateral for the mortgage loan. All of the mortgage loans were underwritten with a view toward the resale thereof in the secondary mortgage market. Meritage considers, among other things, a mortgagor’s credit history, repayment ability and debt service-to-income ratio (“Debt Ratio”), as well as the value, type and use of the mortgaged property. The mortgage loans generally bear higher rates of interest than mortgage loans that are originated in accordance with Fannie Mae and Freddie Mac standards, and may experience rates of delinquencies and foreclosures that are higher, and that may be substantially higher, than those experienced by portfolios of mortgage loans underwritten in a more traditional manner. Unless prohibited by state law or otherwise waived by Meritage upon the payment by the related mortgagor of higher origination fees and a higher interest rate, a majority of the mortgage loans provide for the payment by the mortgagor of a prepayment charge on certain full or partial prepayments made within one to three years from the date of origination of the related Mortgage Loan as described under “The Mortgage Pool-Mortgage Loan Statistics” above.

Substantially all of the mortgage loans originated by Meritage are based on loan application packages submitted through mortgage brokerage companies. These brokers must meet minimum standards set by Meritage based on an analysis of the following information submitted with an application for approval: applicable state lending license (in good standing), satisfactory MARI-MIDAX report, signed broker agreement, signed W-9 and signed broker authorization. Once approved, mortgage brokerage companies are eligible to submit loan application packages in compliance with the terms of a signed broker agreement. Meritage receives and reviews subsequent MARI-MIDAX reports for each approved broker.

All of the mortgage loans were originated in accordance with Meritage’s Meriscore® Program (“Meriscore®”). Within Meriscore® there are two documentation programs, the Full Documentation Program (the “Full Documentation Program”), and, the Stated Program (the “Stated Program”). While each underwriting program is intended to assess the risk of default, Meriscore® makes use of credit bureau risk scores (the “Credit Bureau Risk Score”). The Credit Bureau Risk Score is a statistical ranking of likely future credit performance developed by Fair, Isaac & Company (“Fair, Isaac”) and the three national credit repositories-Equifax, Trans Union and First American (formerly Experian which was formerly TRW). The Credit Bureau Risk Scores available from the three national credit repositories are calculated by the assignment of weightings to the most predictive data collected by the credit repositories and range from the 300’s to the 900’s. Although the Credit Bureau Risk Scores are based solely on the information at the particular credit repository, such Credit Bureau Risk Scores have been calibrated to indicate the same level of credit risk regardless of which credit repository is used. The Credit Bureau Risk Score is used as an aid to, not a substitute for, the underwriter’s judgment.

Meriscore® was developed to simplify the origination process for the mortgage brokerage companies approved by Meritage. In contrast to assignment of credit grades according to traditional non-agency credit assessment methods, i.e., mortgage and other credit delinquencies, Meriscore® relies upon a borrower’s Credit Bureau Risk Score initially to determine a borrower’s likely future credit performance. Mortgage brokerage companies are able to access Credit Bureau Risk Scores at the initial phases of the loan application process and use the score to determine a borrower’s interest rate based upon Meritage’s Meriscore® risk-based pricing matrix (subject to final mortgage loan approval by Meritage).

Under Meriscore®, Meritage requires that the Credit Bureau Risk Score of the primary borrower (the borrower with at least 51.00% of total income for all DTIs) be used to determine program eligibility. Credit Bureau Risk Scores must generally be obtained from at least two national credit repositories, with the lower of the two scores being utilized in program eligibility determination. If Credit Bureau Risk Scores are obtained from three credit repositories, the middle of the three scores will be utilized. In all cases, a borrower’s complete credit history must be detailed in the credit report that produces a given Credit Bureau Risk Score or the borrower is not eligible for Meriscore®. Generally, the minimum Credit Bureau Risk Score allowed under Meriscore® is 525.

The Credit Bureau Risk Score, along with loan-to-value ratio, is an important tool in assessing the creditworthiness of a Meriscore® borrower. However, these two factors are not the only considerations in underwriting a Meriscore® loan. Meritage’s underwriting staff fully reviews each Meriscore® loan to determine whether Meritage’s guidelines for income, assets, employment and collateral are met.

All of the mortgage loans were underwritten by Meritage in one of its two regional operations centers, by underwriters having the appropriate signature authority. Each underwriter is granted a level of authority commensurate with their proven judgment, maturity and credit skills. On a case by case basis, Meritage may determine that, based upon compensating factors, a prospective mortgagor not strictly qualifying under the underwriting risk category guidelines described below warrants an underwriting exception. Compensating factors may include, but are not limited to, low loan-to-value ratio, low Debt Ratio, substantial liquid assets, good credit history, stable employment and time in residence at the applicant’s current address. It is not expected that a significant portion of the mortgage loans would represent such underwriting exceptions.

Meritage’s underwriters verify the income of each applicant under various documentation programs as follows: under the Full Documentation Program, applicants are generally required to submit verification of stable income for the periods of two years preceding the application; and under the Stated Program, applicants are qualified based on monthly income as stated on the mortgage application. For all Meriscore® mortgage loans, bank statements for 12 or 24 months qualify as Full Documentation. In all cases, the income stated must be reasonable and customary for the applicant’s line of work. Although the income is not verified under the Stated Program, a preclosing audit generally will confirm the borrower’s employment or, if self employed, that the business exists. Verification may be made through phone contact to the place of business, obtaining a valid business license, CPA/Enrolled Agent letter or through Dun and Bradstreet Information Services.

The applicant generally must have a sufficiently established credit history to qualify for the appropriate Credit Bureau Risk Score range under Meriscore®. This credit history is substantiated by a three repository merged report prepared by an independent credit report agency. The report typically summarizes the applicant’s entire credit history, and generally includes a seven year public record search for each address where the applicant has lived during the two years prior to the issuance of the credit report and contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, repossession, suits or judgments. In some instances, borrowers with a minimal credit history are eligible for financing under Meriscore®.

Meritage originates mortgage loans secured by one- to four- family unit residential properties made to eligible borrowers with a vested fee simple (or in some cases a leasehold) interest in the property. Meritage’s guidelines are applied in accordance with a procedure which complies with applicable federal and state laws and regulations and generally require an appraisal of the mortgaged property which conforms to Freddie Mac and/or Fannie Mae standards; and if appropriate, a review appraisal. Generally, appraisals are provided by appraisers acceptable to Meritage. Review appraisals may only be provided by appraisers approved by Meritage. For review appraisals, Meritage may rely on a statistical appraisal methodology provided by a third party. Qualified independent appraisers must meet minimum standards of licensing and provide errors and omissions insurance in states where it is required to become approved to do business with Meritage. Each Uniform Residential Appraisal Report includes a market data analysis based on recent sales of comparable homes in the area and, where deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home. The review appraisal may be an enhanced desk, field review or an automated valuation report that confirms or supports the original appraiser’s value of the mortgaged premises.

Meritage requires title insurance on all mortgage loans. Meritage also requires that fire and extended coverage casualty insurance be maintained on the secured property in an amount at least equal to the principal balance of the related residential mortgage loan or the replacement cost of the property, whichever is less.

Meritage conducts a number of quality control procedures, including a post-funding compliance audit as well as a full re-underwriting of a random selection of mortgage loans to assure asset quality. Under the compliance audit, all selected mortgage loans are reviewed for compliance with all applicable state and federal rules and regulations. The asset quality loan review confirms the existence and accuracy of legal documents, credit documentation, appraisal analysis, underwriting decision, credit grading, document compliance and data accuracy. A report detailing audit findings and level of error is sent monthly to each Regional Operations Center for response. The trends are then reviewed by Meritage’s senior management. Adverse findings are tracked monthly and over a rolling eleven-month period. This review procedure allows Meritage to assess programs for potential guideline changes, program enhancements, appraisal policies, areas of risk to be reduced or eliminated and the need for additional staff training.

Under Meriscore®, various risk categories are used to grade the likelihood that the applicant will satisfy the repayment conditions of the mortgage loan. These risk categories establish the maximum permitted loan-to-value ratio and loan amount, given the occupancy status of the mortgaged property and the applicant’s credit history and Debt Ratio. In general, lower Credit Bureau Risk Score mortgage loans are graded in categories which establish lower maximum loan-to-value ratios and lower maximum loan amounts for loans graded in such categories.

Meritage’s guidelines under Meriscore® generally have the following additional criteria for borrower eligibility. Collections, charge offs, tax liens and judgments do not affect credit grading of Credit Bureau Risk Score levels but the following must be paid off in full by closing - all tax liens and “title affecting” debt (i.e., government judgments or debts). Other non-title affecting collections and charge offs may be left open.

Maximum loan amounts and LTV ratios are dependent on the Credit Bureau Risk Score category. Reductions are made based on the type of income verification, occupancy and property type. All mortgages must be included in the Credit Bureau Risk Score. If a mortgage is not included in the Credit Bureau Risk Score the following rules on late payments apply for any unreported mortgages: 625 and higher, a maximum of one 30-day late payment in the past 12 months and for 575 to 624, a maximum of three 30-day late payments in the past 12 months, 525 to 574, a maximum of four 30-day and one 60 day late payments in the past 12 months. For mortgage loans with an LTV greater than 95%, all bankruptcies and foreclosures must generally be discharged for at least 24 months. Multiple bankruptcies or foreclosures are not allowed. Applicants must have a minimum credit score of 575 and have an enhanced credit profile.

For second lien loans, the borrower must have a Credit Bureau Risk Score of at least 600, and must be underwritten in combination with a first lien loan being made simultaneously by Meritage (no stand-alone second liens).

Decision One Mortgage Company, LLC

The information set forth in the following paragraphs has been provided by Decision One Mortgage Company, LLC and relates solely to the mortgage loans acquired from Decision One.

General. Decision One is an indirect, wholly-owned subsidiary of HSBC Finance Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of HSBC Holdings plc, a publicly traded company. Decision One is a mortgage company that originates, purchases and sells first-lien and second-lien mortgage loans. Decision One emphasizes the origination of mortgage loans that are commonly referred to as Alt-A lending options, and non-conforming or sub-prime loans. Decision One commenced lending operations on May of 1996. It is headquartered in Fort Mill, South Carolina.

Decision One originates and purchases loans through its wholesale network of 19,000 independent mortgage brokers and through its network of 17 branch offices located in 14 states. Loans are processed, underwritten and closed through the branch network. For the twelve months ending December 31, 2004, Decision One’s wholesale division originated approximately $12.6 billion in mortgages, and in 2005 through December 31, 2005 it originated approximately $16.9 billion. As of December 31, 2005, Decision One employs 1,537 associates.

Underwriting Guidelines. Mortgage loans originated or acquired by Decision One, referred to in this section as the originator, were done so in accordance with the underwriting guidelines established by it (collectively, the “Decision One Underwriting Guidelines”). The following is a general summary of the Decision One Underwriting Guidelines believed to be generally applied, with some variation, by Decision One.

The Decision One Underwriting Guidelines are primarily intended to assess the borrower’s ability to repay the mortgage loan, to assess the value of the mortgaged property and to evaluate the adequacy of the property as collateral for the mortgage loan. All of the mortgage loans in the mortgage loan pool were also underwritten with a view toward the resale of the mortgage loans in the secondary mortgage market. While Decision One’s primary consideration in underwriting a mortgage loan is the value of the mortgaged property, Decision One also considers, among other things, a mortgagor’s credit history, repayment ability and debt service to income ratio, as well as the type and use of the mortgaged property.

The mortgage loans will have been originated in accordance with the Decision One Underwriting Guidelines. On a case by case basis, exceptions to the Decision One Underwriting Guidelines are made where compensating factors exist.

Each applicant completes an application which includes information with respect to the applicant’s liabilities, income, credit history, employment history and personal information. The Decision One Underwriting Guidelines require a credit report on each applicant from a credit reporting company. The report typically contains information relating to matters such as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. Mortgaged properties that are to secure mortgage loans are appraised by qualified independent appraisers. These appraisers inspect and appraise the subject property and verify that the property is in acceptable condition. Following each appraisal, the appraiser prepares a report which includes a market value analysis based on recent sales of comparable homes in the area, and when deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to Fannie Mae and Freddie Mac.

The mortgage loans were originated consistent with and generally conform to the Decision One Underwriting Guidelines’ full documentation, limited documentation and stated income documentation residential loan programs. Under each of the programs, Decision One reviews the applicant’s source of income, calculates the amount of income from sources indicated on the loan application or similar documentation, reviews the credit history of the applicant, calculates the debt service to income ratio to determine the applicant’s ability to repay the loan, reviews the type and use of the property being financed, and reviews the property. The Decision One Underwriting Guidelines require that mortgage loans be underwritten in a standardized procedure which complies with applicable federal and state laws and regulations and requires Decision One’s underwriters to be satisfied that the value of the property being financed, as indicated by an appraisal and a review of the appraisal, currently supports the outstanding loan balance. In general, the maximum loan amount for mortgage loans originated under the programs is $750,000. The Decision One Underwriting Guidelines generally permit loans on one to four family residential properties to have a loan-to-value ratio at origination of up to 100% with respect to first liens loans. The maximum loan-to-value ratio depends on, among other things, the purpose of the mortgage loan, a borrower’s credit history, home ownership history, mortgage payment history or rental payment history, repayment ability and debt service to income ratio, as well as the type and use of the property.

The Decision One Underwriting Guidelines require that the income of each applicant for a mortgage loan be verified. The income documentation required for Decision One’s various programs is as follows: under the full documentation program, applicants are required to submit one form of verification from their employer(s) of stable income for at least 24 months; under the Bank Statement and Lite documentation programs, applicants are required to submit verification of stable income for at least 24 months along with consecutive and complete personal checking account bank statements; and under the stated income documentation program, an applicant may be qualified based upon monthly income as stated on the mortgage loan application/form 1003 if the applicant meets certain criteria. All the abovementioned programs require telephone verification of all the applicants’ employment.

In evaluating the credit quality of borrowers, Decision One utilizes credit bureau risk scores, or a FICO score, a statistical ranking of likely future credit performance developed by Fair, Isaac & Company and the three national credit data repositories: Equifax, TransUnion and Experian.

The Decision One Underwriting Guidelines are divided into two major matrices. Below is a description of each matrix:

Core

Decision One’s Core product is Decision One’s all inclusive Alt-A offering and traditional Sub Prime lending options.

•   A+ grade offers Alt-A product offerings and competitive pricing for high FICO borrowers.

•   A through C grades provide lending options for the Sub Prime borrower with reductions in LTVs to offset FICO scores.

Portfolio Plus

Portfolio Plus combines the best features Decision One offers with high LTV and niche features:

•   All credit grades targeted for the borrower with proven payment ability by requiring credit depth and limited slow pay mortgage.

•   Matrix provides High LTV and niche product solutions for borrowers.

General Underwriting Procedures and Credit Risk Management

In addition to the credit requirements outlined in each matrix, the general underwriting procedures include:

•   Verbal verifications by a Decision One employee of employer and home phone numbers.

•   External data integrity score that validates name, address, employment and social security number.

•   Automated valuation tools to ensure collateral and integrity of the appraisal.

Each underwriter receives training in Fraud Detection, Red Flag Awareness and Investigation. Underwriters have access to internal and external resources to identify risk and confirm the integrity of data in areas of credit capacity and collateral.

Exceptions. As described above, the foregoing categories and criteria are guidelines only. On a case by case basis, it may be determined that an applicant warrants a debt service to income ratio exception, a pricing exception, a loan-to-value ratio exception, an exception from certain requirements of a particular risk category, etc. An exception may be allowed if the application reflects compensating factors, such as: low loan-to-value ratio, pride of ownership, a maximum of one 30 day late payment on all mortgage loans during the last 12 months, stable employment, and longevity of current residence ownership.

THE MASTER SERVICER, CUSTODIAN AND TRUST ADMINISTRATOR

The information set forth in certain of the following paragraphs has been provided by the master servicer.

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as master servicer and trust administrator under the Pooling and Servicing Agreement. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company with approximately $482 billion in assets, 23 million customers and 153,000+ employees as of December 31, 2005, Wells Fargo & Company is among the leading U.S. bank holding companies, providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsor and the servicer may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank will act as master servicer pursuant to the Pooling and Servicing Agreement. The master servicer is responsible for the aggregation of monthly servicer reports and remittances and for the oversight of the performance of the servicer under the terms of the Pooling and Servicing Agreement. In particular, the master servicer will independently calculate monthly loan balances based on servicer data, compare the results of such calculations to servicer loan-level reports and reconcile any discrepancies with the servicer. The master servicer will also review the servicing of defaulted mortgage loans for compliance with the terms of the Pooling and Servicing Agreement. In addition, upon the occurrence of certain Servicer events of default under the terms the Pooling and Servicing Agreement, the Master Servicer may be required to enforce certain remedies on behalf of the Trust against such defaulting Servicer. Wells Fargo Bank has been engaged in the business of master servicing since June 30, 1995. As of June 30, 2006, Wells Fargo Bank was acting as master servicer for approximately 1253 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $651,189,990,090.

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank also is responsible for trust administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As trust administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and the preparation of monthly reports on Form 10-D, annual reports on Form 10-K and certain current reports on Form 8-K that are required to be filed with the Securities and Exchange Commission on behalf of the trust. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995. As of June 30, 2006, Wells Fargo Bank was acting as securities administrator with respect to more than $894,773,136,436 of outstanding residential mortgage-backed securities.

Wells Fargo Bank will also act as custodian of the mortgage loan files pursuant to the Pooling and Servicing Agreement. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management.  Files are segregated by transaction or investor.  Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains document custody facilities in its Minneapolis, Minnesota headquarters and in three regional offices located in Richfield, Minnesota, Irvine, California, and Salt Lake City, Utah. As of June 30, 2006, Wells Fargo Bank maintains mortgage custody vaults in each of those locations with an aggregate capacity of over eleven million files.

Wells Fargo Bank serves or has served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of the custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

Wells Fargo Bank serves or has served within the past two years as warehouse master servicer for various mortgage loans owned by the sponsor or an affiliate of the sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of the warehouse master servicing agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry.

Under the Pooling and Servicing Agreement, the trust administrator’s material duties will be (i) to authenticate and deliver the certificates; (ii) to maintain a certificate registrar; (iii) to calculate and make the required distributions to certificateholders on each Distribution Date; (iv) to prepare and make available to certificateholders the monthly distribution reports and any other reports required to be delivered by the trust administrator; (v) send a notice to holders of a class of certificates when the remaining Certificate Principal Balance of such class of certificates is to be paid on a specified Distribution Date; (vi) to perform certain tax administration services for the trust and (vii) to communicate with investors and rating agencies with respect to the certificates. In performing the obligations set forth in clauses (iii) and (iv) above, the trust administrator will be able to rely on the monthly loan information provided to it by the servicer, and will perform all obligations set forth above solely to the extent described in the Pooling and Servicing Agreement.

For a description of the limitations on the liability of the master servicer, see “Description of the Securities—Certain Matters Regarding the Master Servicer, the Depositor and the Trustee” in the base prospectus.

THE SERVICERS

Wells Fargo Bank, N.A.

Servicing Experience. Wells Fargo Bank is an indirect, wholly-owned subsidiary of Wells Fargo & Company. Wells Fargo Bank is a national banking association and is engaged in a wide range of activities typical of a national bank. Wells Fargo Bank, including its predecessors, has many years of experience in servicing residential mortgage loans, commercial mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank, including its predecessors, has been servicing residential mortgage loans since 1974 and has been servicing subprime residential mortgage loans since 1996. These servicing activities, which include collections, loss mitigation, default reporting, bankruptcy, foreclosure and REO Property management, are handled at various Wells Fargo Bank locations including Frederick, Maryland, Fort Mill, South Carolina and other mortgage loan servicing centers. As of the date hereof, Wells Fargo Bank has not failed to make any required advance with respect to any issuance of residential mortgage backed securities.

Wells Fargo Bank’s servicing portfolio of residential mortgage loans (which includes Fixed Rate First Lien Subprime Loans, Adjustable Rate First Lien Subprime Loans and Second Lien Subprime Loans as well as other types of residential mortgage loans serviced by Wells Fargo Bank) has grown from approximately $450 billion as of the end of 2000 to approximately $1.005 trillion as of the end of 2005. The table below sets forth for each of the periods indicated the number and aggregate original principal balance of mortgage loans serviced by Wells Fargo Bank (other than any mortgage loans serviced for Fannie Mae, Freddie Mac and Federal Home Loan Banks; mortgage loans insured or guaranteed by the Government National Mortgage Association, Federal Housing Administration or Department of Veterans Affairs; or mortgage loans with respect to which Wells Fargo Bank has acquired the servicing rights, acts as subservicer, or acts as special servicer) for First Lien Subprime Loans and Second Lien Subprime Loans:

	As of		As of		As of
	December 31, 2003		December 31, 2004		December 31, 2005
Asset Type	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans
First Lien Subprime Loans	91,491	$12,527,230,580	136,814	$19,729,933,615	174,704	$26,301,059,617
Second Lien Subprime Loans	*	*	*	*	*	*
_____________________

* Wells Fargo Bank does not have a material servicing portfolio of Second Lien Subprime Loans for the periods indicated.

Servicing Procedures. Shortly after the funding of a loan, various types of loan information are loaded into Wells Fargo Bank's automated loan servicing system. Wells Fargo Bank then makes reasonable efforts to collect all payments called for under the mortgage loan documents and will, consistent with the applicable servicing agreement and any pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, follow such collection procedures as are customary with respect to loans that are comparable to the mortgage loans. Wells Fargo Bank may, in its discretion, (i) waive any assumption fee, late payment or other charge in connection with a mortgage loan and (ii) to the extent not inconsistent with the coverage of such mortgage loan by a pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, if applicable, waive, vary or modify any term of any mortgage loan or consent to the postponement of strict compliance with any such term or in any matter grant indulgence to any borrower, subject to the limitations set forth in the applicable servicing agreement.

Wells Fargo Bank's collections policy is designed to identify payment problems sufficiently early to permit Wells Fargo Bank to address such delinquency problems and, when necessary, to act to preserve equity in a pre-foreclosure mortgaged property. Borrowers are billed on a monthly basis in advance of the due date. If a borrower attempts to use Wells Fargo Bank's Voice Response Unit (“VRU”) to obtain loan information on or after a date on which a late charge is due, the VRU automatically transfers the call to the collection area. Collection procedures commence upon identification of a past due account by Wells Fargo Bank's automated servicing system. If timely payment is not received, Wells Fargo Bank's automated loan servicing system automatically places the mortgage loan in the assigned collection queue and collection procedures are generally initiated on the 5th day of delinquency. The account remains in the queue unless and until a payment is received, at which point Wells Fargo Bank's automated loan servicing system automatically removes the mortgage loan from that collection queue.

When a mortgage loan appears in a collection queue, a collector will telephone to remind the borrower that a payment is due. Follow-up telephone contacts with the borrower are attempted until the account is current or other payment arrangements have been made. When contact is made with a delinquent borrower, collectors present such borrower with alternative payment methods, such as Western Union, Phone Pay and Quick Collect, in order to expedite payments. Standard form letters are utilized when attempts to reach the borrower by telephone fail and/or in some circumstances, to supplement the phone contacts. Company collectors have computer access to telephone numbers, payment histories, loan information and all past collection notes. Wells Fargo Bank supplements the collectors' efforts with advanced technology such as predictive dialers and statistical behavioral software used to determine the optimal times to call a particular customer. Additionally, collectors may attempt to mitigate losses through the use of behavioral or other models that are designed to assist in identifying workout options in the early stages of delinquency. For those loans in which collection efforts have been exhausted without success, Wells Fargo Bank determines whether foreclosure proceedings are appropriate. The course of action elected with respect to a delinquent mortgage loan generally will be guided by a number of factors, including the related borrower's payment history, ability and willingness to pay, the condition and occupancy of the mortgaged property, the amount of borrower equity in the mortgaged property and whether there are any junior liens.

Regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of a borrower in default vary greatly from state to state. As such, all foreclosures are assigned to outside counsel, licensed to practice in the same state as the mortgaged property. Bankruptcies filed by borrowers are similarly assigned to appropriate local counsel. Communication with foreclosure and bankruptcy attorneys is maintained through the use of a software program, thus reducing the need for phone calls and faxes and simultaneously creating a permanent record of communication. Attorney timeline performance is managed using quarterly report cards. The status of foreclosures and bankruptcies is monitored by Wells Fargo Bank through its use of such software system. Bankruptcy filing and release information is received electronically from a third-party notification vendor.

Prior to a foreclosure sale, Wells Fargo Bank performs a market value analysis. This analysis includes: (i) a current valuation of the mortgaged property obtained through a drive-by appraisal or broker's price opinion conducted by an independent appraiser and/or a broker from a network of real estate brokers, complete with a description of the condition of the mortgaged property, as well as other information such as recent price lists of comparable properties, recent closed comparables, estimated marketing time and required or suggested repairs, and an estimate of the sales price; (ii) an evaluation of the amount owed, if any, for real estate taxes; and (iii) estimated carrying costs, brokers' fees, repair costs and other related costs associated with real estate owned properties. Wells Fargo Bank bases the amount it will bid at foreclosure sales on this analysis. In the case of second lien loans, Wells Fargo Bank performs a net present value analysis to determine whether to refer the second lien loan to foreclosure or to charge it off.

If Wells Fargo Bank acquires title to a property at a foreclosure sale or otherwise, it obtains an estimate of the sale price of the property and then hires one or more real estate brokers to begin marketing the property. If the mortgaged property is not vacant when acquired, local eviction attorneys are hired to commence eviction proceedings and/or negotiations are held with occupants in an attempt to get them to vacate without incurring the additional time and cost of eviction. Repairs are performed if it is determined that they will increase the net liquidation proceeds, taking into consideration the cost of repairs, the carrying costs during the repair period and the marketability of the property both before and after the repairs.

Wells Fargo Bank's loan servicing software also tracks and maintains tax and homeowners' insurance information and tax and insurance escrow information. Expiration reports are generated periodically listing all policies scheduled to expire. When policies lapse, a letter is automatically generated and issued advising the borrower of such lapse and notifying the borrower that Wells Fargo Bank will obtain lender-placed insurance at the borrower's expense.

Barclays Capital Real Estate Inc. d/b/a HomEq Servicing

General

Effective as of November 1, 2006, Barclays Capital Real Estate Inc. d/b/a HomEq Servicing (“HomEq”) acquired substantially all of the assets of the U.S. subprime residential mortgage servicing business of HomEq Servicing Corporation (“Old HomEq”). There have been no material changes to the management or servicing platforms of HomEq in relation to Old HomEq and accordingly the information provided below regarding HomEq reflects the cumulative experience of Old HomEq and its predecessors. References below to HomEq's servicing experience and servicing portfolio will reflect the experience and portfolio acquired by HomEq in as a result of the acquisition transaction with Old HomEq (the “Transaction”).

HomEq is a nationwide consumer loan servicing company, primarily involved in mortgage loan servicing, with facilities in North Highlands, California; Raleigh, North Carolina; and Boone, North Carolina. HomEq is a subsidiary of Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”). Barclays and its subsidiary undertakings (taken together, the “Group”) is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. Based on the Group’s unaudited financial information for the period ending June 30, 2006, the Group had total assets of approximately £986,375 million (2005: £850,388 million).

HomEq’s residential sub-prime and alternative servicing operations are currently rated as “Strong” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. Fitch Ratings has rated New HomEq “RPS1” as a primary servicer of residential Alt-A and sub-prime products, and “RSS1” as a special servicer. Moody's Investors Service currently rates HomEq “SQ1-” as a primary servicer of residential subprime mortgage loans. HomEq is an approved Freddie Mac and Fannie Mae servicer.

Although HomEq did not have any significant residential mortgage loan servicing experience prior to the Transaction, Old HomEq and its predecessors have been servicing residential mortgage loans since 1967. At the end of 2002, HomEq began acquiring servicing from third parties, and currently a substantial majority of the loans in HomEq’s servicing portfolio are serviced for third parties, including loans in over 100 residential mortgage-backed securities transactions. HomEq has serviced prime, and non-prime mortgage loans and has experience acting as a special servicer performing collections, loss mitigation, default reporting, bankruptcy, foreclosure and REO property management.

Currently, substantially all of HomEq’s servicing portfolio consists of non-prime mortgage loans, represented by fixed-rate and adjustable-rate, first- and second-lien conventional mortgage loans. The following table reflects the size and composition of HomEq’s servicing portfolio as of the end of each indicated period. Totals in the table that follows may not sum due to rounding.

HomEq Mortgage Loan Servicing Portfolio
Composition and Size

	Aggregate Principal Balance as of June 30, 2006	Aggregate Principal Balance as of December 31, 2005	Aggregate Principal Balance as of December 31, 2004	Aggregate Principal Balance as of December 31, 2003
Product Type
Fixed Rate 1st Lien	$10,806,139,118	$11,234,562,133	$15,826,596,449	$13,548,719,060
Fixed Rate 2nd Lien	2,098,987,266	1,916,187,771	2,448,415,562	2,294,855,204
ARM 1st Lien	29,393,219,272	31,639,566,303	24,343,482,623	8,109,636,856
Real Estate Owned (REO)	694,577,534	434,583,520	190,081,298	160,333,648
Total	$42,992,923,190	$45,224,899,727	$42,808,575,933	$24,113,544,768

HomEq’s Delinquency and Foreclosure Experience

The following tables set forth the delinquency and foreclosure experience of the mortgage loans serviced by HomEq at the end of the indicated periods. The indicated periods of delinquency are based on the number of days past due on a contractual basis. No mortgage loan is considered delinquent for these purposes until it has not been paid by the next scheduled due date. HomEq’s portfolio may differ significantly from the mortgage loans in the mortgage loan pool in terms of interest rates, principal balances, geographic distribution, types of properties, lien priority, origination and underwriting criteria, prior servicer performance and other possibly relevant characteristics. There can be no assurance, and no representation is made, that the delinquency and foreclosure experience with respect to the mortgage loans in the mortgage loan pool will be similar to that reflected in the table below, nor is any representation made as to the rate at which losses may be experienced on liquidation of defaulted mortgage loans in the mortgage loan pool. The actual delinquency experience with respect to the mortgage loans in the mortgage loan pool will depend, among other things, upon the value of the real estate securing such mortgage loans in the mortgage loan pool and the ability of the related borrower to make required payments. It should be noted that if the residential real estate market should experience an overall decline in property values, the actual rates of delinquencies and foreclosures could be higher than those previously experienced by HomEq. In addition, adverse economic conditions may affect the timely payment by borrowers of scheduled payments of principal and interest on the mortgage loans in the mortgage loan pool and, accordingly, the actual rates of delinquencies and foreclosures with respect to the mortgage loan pool. Finally, the statistics shown below represent the delinquency experience for HomEq’s mortgage servicing portfolio only for the periods presented, whereas the aggregate delinquency experience with respect to the mortgage loans comprising the mortgage loan pool will depend on the results obtained over the life of the mortgage loan pool. Totals in the tables that follow may not sum due to rounding.

HomEq Mortgage Loan Servicing Portfolio
Delinquencies and Foreclosures
(Dollar Amounts in Thousands)

	As of June 30, 2006
	Number of Loans	Principal Balance	Percent by Principal Balance
Current Loans	251,115	$34,907,556	81.19%
Period of Delinquency
30 to 59 days	23,617	3,239,389	7.53%
60 to 89 days	8,330	1,188,891	2.77%
90 days or more	6,522	777,354	1.81%
Total Delinquencies	38,469	5,205,634	12.11%
Foreclosures	9,991	1,389,980	3.23%
Bankruptcies	9,787	795,176	1.85%
Total Foreclosures and Bankruptcies	19,778	2,185,155	5.08%
Real Estate Owned	6,155	694,578	1.62%
Total Portfolio	315,517	$42,992,923	100.00%

	As of December 31, 2005
	Number of Loans	Principal Balance	Percent by Principal Balance
Current Loans	265,153	$37,124,345	82.09%
Period of Delinquency
30 to 59 days	26,380	3,446,717	7.62%
60 to 89 days	8,885	1,204,065	2.66%
90 days or more	6,101	688,152	1.52%
Total Delinquencies	41,366	5,338,935	11.81%
Foreclosures	9,674	1,255,477	2.78%
Bankruptcies	13,092	1,071,560	2.37%
Total Foreclosures and Bankruptcies	22,766	2,327,037	5.15%
Real Estate Owned	4,395	434,584	0.96%
Total Portfolio	333,680	$45,224,900	100.00%

	As of December 31, 2004
	Number of Loans	Principal Balance	Percent by Principal Balance
Current Loans	301,208	$37,671,124	88.00%
Period of Delinquency
30 to 59 days	20,831	2,378,568	5.56%
60 to 89 days	6,575	761,639	1.78%
90 days or more	3,285	324,419	0.76%
Total Delinquencies	30,691	3,464,625	8.09%
Foreclosures	7,006	703,929	1.64%
Bankruptcies	12,181	778,816	1.82%
Total Foreclosures and Bankruptcies	19,187	1,482,745	3.46%
Real Estate Owned	2,528	190,081	0.44%
Total Portfolio	353,614	$42,808,576	100.00%

	As of December 31, 2003
	Number of Loans	Principal Balance	Percent by Principal Balance
Current Loans	234,635	$21,488,618	89.11%
Period of Delinquency
30 to 59 days	13,709	1,029,985	4.27%
60 to 89 days	3,838	276,720	1.15%
90 days or more	2,775	185,249	0.77%
Total Delinquencies	20,322	1,491,954	6.19%
Foreclosures	5,101	363,205	1.51%
Bankruptcies	11,322	609,434	2.53%
Total Foreclosures and Bankruptcies	16,423	972,639	4.03%
Real Estate Owned	2,597	160,334	0.66%
Total Portfolio	273,977	$24,113,545	100.00%

HomEq’s Policies and Procedures

Upon the acquisition of servicing rights, HomEq coordinates with the prior servicer of the mortgage loans to achieve a transfer of servicing activities with minimal impact to mortgagors. The transfer and boarding process involves notifying the mortgagors of the servicing transfer, transferring electronic files containing loan set up information and a payment history, if applicable. In addition, loan documents are stored either in hard copy or electronically imaged form for future review and reference. All boarding activities are regularly reviewed to assure best practices are employed throughout the boarding process.

Once a mortgage loan has been boarded, HomEq begins to collect mortgage payments in adherence to the applicable servicing agreement and customary industry standards. HomEq’s collections strategy is based on a predictive behavioral scoring system that enables collection efforts to be focused on mortgage loans that represent the greatest risks within the servicing portfolio and is intended to address potential collection problems as soon as possible before they migrate into more costly delinquency, foreclosure and REO status. The predictive behavioral scoring system is integrated with a predictive dialer and phone switch to facilitate incoming and outgoing calls with mortgagors. Outgoing calls range from an introduction of HomEq as servicer to advanced collection activities. Incoming calls are directed by the phone switch based upon the status of the loan to the appropriate customer service or collections representative.

In the event collection efforts are not successful, HomEq determines whether foreclosure proceedings are appropriate. HomEq considers a number of factors, including the related mortgagor’s payment history, such mortgagor’s ability and willingness to pay, the condition and occupancy of the related property, the lien position of the mortgage loan and the amount of equity in the property. HomEq also considers the costs associated with taking possession, interest and expense carry, repairs and marketing. Unless impractical, HomEq seeks to reduce the cycle time and loss severity of foreclosure actions in a manner that meets or exceeds published Fannie Mae timelines.

If a borrower goes into bankruptcy, HomEq will pursue appropriate steps to process the case quickly in an effort to increase monthly cash flows and reduce loss severity, duration and servicing costs. HomEq maintains internal controls to monitor the status of all bankruptcies, whether handled internally or through a multi-state network of attorneys specializing in bankruptcy proceedings in the state of the mortgaged property. HomEq utilizes electronic notifications and case management tools in connection with its bankruptcy account management.

When HomEq acquires title to a mortgaged property through foreclosure proceedings, it ascertains property occupancy, obtains appraisals and broker price opinions, determines property condition and whether the costs necessary to preserve or enhance property marketability are justified, lists the property for sale and oversees the final disposition of the property.

HomEq provides full escrow services, including property tax, hazard insurance, flood insurance and lender-placed insurance services. Most of these services are provided through third-party vendors that specialize in these service areas. HomEq conducts the initial and annual escrow analysis functions internally. HomEq monitors escrow activities on an ongoing basis.

There have been no material changes in HomEq’s servicing policies and procedures during the past three years.

Prior Securitizations

During the three years preceding the date of this prospectus supplement, HomEq has not been terminated as a servicer in a residential mortgage loan securitization due to a servicing default or application of a servicing performance test or trigger. During such time, HomEq also neither has failed to make any required advance with respect to any issuance of residential mortgage backed securities nor disclosed material noncompliance with the servicing criteria applicable to any such securitization.

THE POOLING AND SERVICING AGREEMENT

General

The certificates will be issued pursuant to the Pooling and Servicing Agreement. The trust created under the Pooling and Servicing Agreement will consist of (i) all of the depositor’s right, title and interest in the Mortgage Loans, the related mortgage notes, Mortgages and other related documents, (ii) all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, together with any proceeds thereof, (iii) any Mortgaged Properties acquired on behalf of certificateholders by foreclosure or by deed in lieu of foreclosure, and any revenues received thereon, (iv) the rights of the trustee and the trust administrator under all insurance policies required to be maintained pursuant to the Pooling and Servicing Agreement, (v) the rights of the depositor under each Mortgage Loan Purchase Agreement, (vi) the Net WAC Rate Carryover Reserve Account, (vii) the right to any payments received under the Interest Rate Cap Agreement and deposited into the Cap Account and (viii) the right to any Net Swap Payment and any Swap Termination Payment made by the Swap Provider and deposited into the Swap Account.

The NIMS Insurer, if any, will be a third party beneficiary of the Pooling and Servicing Agreement to the extent set forth in the Pooling and Servicing Agreement. In addition, the NIMS Insurer, if any, will have several rights under the Pooling and Servicing Agreement including, but not limited to, the rights set forth under “Risk Factors—Rights of the NIMS Insurer” in this term sheet supplement.

Assignment of the Mortgage Loans

On the closing date, the depositor will transfer to the trust all of its right, title and interest in and to each Mortgage Loan, the related mortgage note, Mortgage, assignment of mortgage in recordable form in blank or to the trustee and other related documents, including all scheduled payments with respect to each such Mortgage Loan due after the Cut-off Date. The trust administrator, concurrently with such transfer, will deliver the certificates to the depositor. Each Mortgage Loan transferred to the trust will be identified on a mortgage loan schedule delivered to the trust administrator pursuant to the Pooling and Servicing Agreement. The mortgage loan schedule will include information such as the Cut-off Date Principal Balance of each Mortgage Loan, its Mortgage Rate as well as other information with respect to each Mortgage Loan.

The Pooling and Servicing Agreement will require that, within the time period specified therein, the depositor will deliver or cause to be delivered to the trustee (or a custodian, as the trustee’s agent for such purpose) the mortgage notes endorsed in blank or to the trustee on behalf of the certificateholders and the other related documents. In lieu of delivery of original Mortgages or mortgage notes, if such original is not available or lost, the depositor may deliver or cause to be delivered true and correct copies thereof, or, with respect to a lost mortgage note, a lost note affidavit executed by the related originator. The assignments of mortgage will not be recorded by or on behalf of the depositor in the appropriate offices for real property records; provided, however, upon the occurrence of certain events set forth in the Pooling and Servicing Agreement, each such assignment of mortgage will be recorded as set forth in the Pooling and Servicing Agreement.

Within 45 days of the closing date, the trustee, or a custodian on its behalf, will review the Mortgage Loans and the other related documents pursuant to the Pooling and Servicing Agreement and if any Mortgage Loan or other related document is found not to conform to the review criteria set forth in the Pooling and Servicing Agreement in any material respect and such defect is not cured within 90 days following notification thereof to the seller or the related originator, as applicable, by the trustee, or a custodian on its behalf, the seller or the related originator, as applicable, will be obligated to either (i) substitute for such Mortgage Loan a qualified substitute mortgage loan; however, such substitution is permitted only within two years of the closing date and may not be made unless an opinion of counsel is provided to the effect that such substitution will not disqualify any of the REMICs created thereunder as a REMIC or result in a prohibited transaction tax under the Code or (ii) purchase such Mortgage Loan at the Purchase Price. The Purchase Price will be required to be remitted to the trust administrator for deposit in the Distribution Account on or prior to the next succeeding Determination Date after such obligation arises. The obligation of the seller or the related originator to repurchase or substitute for a Deleted Mortgage Loan is the sole remedy regarding any defects in the Mortgage Loans and other related documents available to the trustee or the certificateholders.

In connection with the substitution of a qualified substitute mortgage loan, the seller or the related originator, as applicable will be required to remit to the servicer for deposit in the custodial account on or prior to the next succeeding Determination Date after such obligation arises the Substitution Adjustment Amount.

Pursuant to each Mortgage Loan Purchase Agreement (as assigned to the depositor pursuant to an Assignment Agreement and to the trustee pursuant to the Pooling and Servicing Agreement), each originator made certain representations and warranties as to the accuracy in all material respects of certain information with respect to each Mortgage Loan (e.g., the Mortgage Rate). Pursuant to the Assignment Agreement, the seller will make certain additional representations and warranties regarding the Mortgage Loans. In addition, the seller or the related originator will represent and warrant, among other things that at the time of transfer to the Depositor: (i) each Mortgage Loan complied, at the time of origination, in all material respects with applicable federal, state and local laws including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory and abusive lending, or disclosure laws applicable to the Mortgage Loan; (ii) the Mortgage Loans are not subject to the requirements of the Homeownership Act and no Mortgage Loan is subject to, or in violation of, any applicable state or local law, ordinance or regulation similar to the Homeownership Act; (iii) the prepayment penalties included in the transaction are enforceable and were originated in compliance with all applicable federal, state and local laws; (iv) none of the Mortgage Loans are High Cost as defined by the applicable predatory and abusive lending laws; (v) no Mortgage Loan is a high cost loan or a covered loan, as applicable (as such terms are defined in Standard & Poor’s LEVELS Version 5.7 Glossary Revised, Appendix E) and (vi) no Mortgage Loan originated from and including October 1, 2002 to and including March 6, 2003, is secured by property located in the State of Georgia. Upon discovery of a breach of any such representation and warranty which materially and adversely affects the interests of the certificateholders in the Mortgage Loan and other related documents, the discovering party will promptly notify the trust administrator or the trustee, as applicable, and such party will inform the other parties to the Pooling and Servicing Agreement, the related originator and the seller of such breach and if the related originator or the seller, as applicable, fails to remedy such breach, the trustee will enforce the obligations of each originator or the seller, as applicable, under the related Mortgage Loan Purchase Agreement or related Assignment Agreement, as applicable, to effect a cure by either (i) as permitted pursuant to the related Mortgage Loan Purchase Agreement (in the case of an originator) or pursuant to the Pooling and Servicing Agreement (in the case of the seller), as applicable, substituting for such Deleted Mortgage Loan a qualified substitute mortgage loan or (ii) repurchasing such Deleted Mortgage Loan from the trust at a price generally equal to the Purchase Price, in each case to the extent set forth in the related Mortgage Loan Purchase Agreement or Pooling and Servicing Agreement, as applicable. The same procedure and limitations that are set forth above for the substitution or repurchase of Deleted Mortgage Loans as a result of deficient documentation relating thereto will apply to the substitution or purchase of a Deleted Mortgage Loan as a result of a breach of a representation or warranty in the related Mortgage Loan Purchase Agreement or the related Assignment Agreement that materially and adversely affects the interests of the certificateholders.

Pursuant to the Pooling and Servicing Agreement, the servicers will service and administer the Mortgage Loans as more fully set forth therein.

Payments on Mortgage Loans; Deposits to Collection Account and Distribution Account

Each servicer will establish and maintain a collection account for the benefit of the certificateholders. Upon receipt by a servicer of amounts in respect of the Mortgage Loans (excluding amounts representing the Servicing Fee or other servicing compensation, reimbursement for Advances and Servicing Advances, reimbursements for payments due on or prior to the cut-off date and insurance proceeds to be applied to the restoration or repair of a Mortgaged Property or similar items), each servicer will deposit such amounts in the collection account for remittance to the trust administrator on the Remittance Date. Amounts on deposit in the collection account may be invested in permitted investments maturing on or before the business day prior to the related Remittance Date. The trust administrator will establish an account (the “Distribution Account”) into which will be deposited amounts remitted from a servicer for distribution to Certificateholders on a Distribution Date and payment of certain fees and expenses of the trust. Amounts on deposit in the Distribution Account may be invested in permitted investments maturing on or before the business day prior to the related Distribution Date unless such permitted investments are invested in investments managed or advised by the trust administrator or an affiliate thereof, in which case such permitted investments may mature on the related Distribution Date.

Any amounts received on a mortgage loan (including, but not limited to monthly payments, prepayments or liquidation proceeds) will first be applied to payments due on or prior to the Cut-off Date before such amounts are available to the trust.

Advances

Subject to the following limitations, each servicer will be obligated to advance or cause to be advanced to the master servicer on or before each Remittance Date from (i) its own funds, (ii) funds in the collection account that are not included in the Available Funds for such Distribution Date or (iii) a combination of (i) and (ii), all Advances for such Distribution Date.

Advances are required to be made only to the extent they are deemed by the related servicer to be recoverable from related late collections, insurance proceeds, condemnation proceeds and liquidation proceeds on the related Mortgage Loan as to which such Advances were made. With respect to any balloon mortgage loans, none of the servicers nor the master servicer will make any Advances covering any balloon payment. The purpose of making such Advances is to maintain a regular cash flow to the certificateholders, rather than to guarantee or insure against losses. The servicers will not be required, however, to make any Advances with respect to reductions in the amount of the monthly payments on the Mortgage Loans due to bankruptcy proceedings or the application of the Relief Act. Subject to the recoverability standard above, the servicers’ obligation to make Advances as to any Mortgage Loan will continue through the last scheduled payment due prior to the payment in full or until the recovery of all liquidation proceeds and other payments or recoveries (including insurance proceeds and condemnation proceeds) with respect to the Mortgage Loan. Failure by a servicer to remit any required Advance, which failure goes unremedied for the number of days specified in the Pooling and Servicing Agreement, would constitute an event of default under the Pooling and Servicing Agreement. Such event of default will then obligate the master servicer, as successor servicer (subject to a determination of recoverability) to advance such amounts to the extent provided in the Pooling and Servicing Agreement.

All Advances will be reimbursable to the servicers or the master servicer, as applicable, from late collections, insurance proceeds, condemnation proceeds and liquidation proceeds from the Mortgage Loan as to which such unreimbursed Advance was made unless such amounts are deemed to be nonrecoverable by the related servicer or the master servicer, as applicable, from the proceeds of the related Mortgage Loan, in which event reimbursement will be made to the related servicer or the master servicer, as applicable, from general funds in the collection account or the distribution account. The master servicer may reimburse the related servicer or recover from amounts in the distribution account the amount of any Advance that remains unreimbursed to the related servicer or the master servicer, as applicable, from the related liquidation proceeds after the final liquidation of the related Mortgage Loan, and such reimbursement amount will not be available for remittance to the trust administrator for distribution on the certificates.

In the course of performing its servicing obligations, each servicer (or if a servicer fails in such obligation, the master servicer, as successor servicer) will also make Servicing Advances. The servicers’ or the master servicer’s right to reimbursement for Servicing Advances is limited to late collections on the related Mortgage Loan, including liquidation proceeds, condemnation proceeds, released mortgaged property proceeds, insurance proceeds and such other amounts as may be collected by the related servicer from the related mortgagor or otherwise relating to the Mortgage Loan in respect of which such unreimbursed amounts are owed, unless such amounts are deemed to be nonrecoverable by the related servicer or the master servicer, as applicable, from the proceeds of the related Mortgage Loan, in which event reimbursement will be made to the related servicer or the master servicer, as applicable, from general funds in the collection account or the distribution account with regard to the master servicer and the collection account with regard to the related servicer.

Servicing Fee and Other Compensation and Payment of Expenses

The principal compensation to be paid to each servicer in respect of its servicing activities will be the Servicing Fee which will accrue at the Servicing Fee Rate on the Principal Balance of each Mortgage Loan serviced by it. As additional servicing compensation, each servicer is entitled to retain all servicing-related fees, including assumption fees, modification fees, extension fees, late payment charges, non-sufficient fund fees, Prepayment Interest Excess and other ancillary fees (but not prepayment charges, which will be distributed to the holders of the Class P Certificates), to the extent collected from mortgagors, together with any interest or other income earned on funds held in the collection account and any servicing accounts. Each servicer is obligated to deposit into the collection account and remit to the master servicer any Compensating Interest but only in an amount up to its Servicing Fee for the related Distribution Date. In the event that a servicer fails to pay Compensating Interest required to be paid by it on any Distribution Date, the master servicer or (if the master servicer is the same entity as the servicer) the trustee as successor servicer will be required to pay such unpaid amount, but only to the extent set forth in the Pooling and Servicing Agreement.

The principal compensation to be paid to the master servicer in respect of its master servicing activities will be the Master Servicing Fee which will accrue at the Master Servicing Fee Rate on the Principal Balance of each Mortgage Loan. As additional servicing compensation, the master servicer is entitled to retain the investment income on funds in the distribution account.

Events of Default and Removal of a Servicer or Master Servicer

The circumstances under which a servicer or master servicer may be removed are set forth under “Description of the Securities—Events of Default” in the base prospectus.

In the event of a servicer event of default, the master servicer or (if the master servicer is the same entity as the servicer) the trustee (or a successor servicer selected by the master servicer or the trustee) will become the successor servicer under the Pooling and Servicing Agreement and in the event of an Event of Default regarding the master servicer, the trustee will become the successor master servicer under the Pooling and Servicing Agreement (or, the trustee may, if it shall be unwilling to continue to so act as a servicer or master servicer, or shall, if it is unable to so act, petition a court of competent jurisdiction to appoint any established housing and home finance institution servicer, master servicer, servicing or mortgage servicing institution having a net worth of not less than $15,000,000 and meeting such other standards for a successor servicer or master servicer, as the case may be, as are set forth in the Pooling and Servicing Agreement). The master servicer or the trustee, in its capacity as a successor servicer, (or such other successor servicer) immediately will assume all of the obligations of the terminated servicer to make Advances. As compensation therefor, the master servicer or the trustee (or such other successor servicer) will be entitled to such compensation as the terminated servicer would have been entitled to under the Pooling and Servicing Agreement if no such notice of termination had been given.

Subject to the terms of the Pooling and Servicing Agreement, the trust administrator or, in the case of a master servicer event of default, the trustee will be required to notify certificateholders and the rating agencies of any event of a default by a servicer or master servicer actually known to a responsible officer of the trust administrator or, in the case of a master servicer event of default, the trustee, and of the appointment of any successor servicer or master servicer.

All reasonable out-of-pocket servicing transfer costs will be paid by a predecessor servicer or master servicer, as applicable, upon presentation of reasonable documentation of such costs, and if such predecessor servicer or master servicer defaults in its obligation to pay such costs, such costs shall be paid by a successor servicer, the master servicer or the trustee (in which case a successor servicer, the master servicer or the trustee, as applicable, shall be entitled to reimbursement therefor from the assets of the trust).

If the master servicer and the trust administrator are the same entity, then at any time the master servicer resigns or is removed as master servicer, the trust administrator shall likewise be removed as trust administrator.

Limitations on Liability and Indemnification of the Trustee and the Trust Administrator

The Pooling and Servicing Agreement will provide that the trustee and the trust administrator and any director, officer, employee or agent of the trustee or the trust administrator will be indemnified by the trust and will be held harmless against any loss, liability or expense (not including expenses, disbursements and advances incurred or made by the trustee or the trust administrator, as applicable, including the compensation and the expenses and disbursements of such party’s agents and counsel, in the ordinary course of such party’s performance in accordance with the provisions of the Pooling and Servicing Agreement) incurred by the trustee or the trust administrator, as applicable, arising out of or in connection with the acceptance or administration of its respective obligations and duties under the Pooling and Servicing Agreement, other than any loss, liability or expense (i) resulting from a breach of the master servicer’s or each servicer’s obligations and duties under the Pooling and Servicing Agreement, for which the trustee or the trust administrator, as applicable, is indemnified by the master servicer or each servicer under the Pooling and Servicing Agreement or (ii) incurred by reason of willful misfeasance, bad faith or negligence of the trustee or the trust administrator, as applicable, in the performance of its respective duties under the Pooling and Servicing Agreement or by reason of the reckless disregard by the trustee or the trust administrator, as applicable, of its obligations and duties under the Pooling and Servicing Agreement or as a result of a breach by the trustee or the trust administrator, as applicable, of certain of its obligations under the Pooling and Servicing Agreement with respect to REMIC administration. The Pooling and Servicing Agreement will provide that amounts owing from the trust to the trustee or the trust administrator in respect of the foregoing indemnification may be withdrawn and paid to the trustee or the trust administrator, as applicable, prior to the making of distributions to certificateholders.

For a description of the limitations on the liability of the trustee and the trust administrator, see “Description of the Securities—Certain Matters Regarding the Master Servicer, the Depositor and the Trustee” in the base prospectus.

Removal of the Trustee and the Trust Administrator

If at any time the trustee or trust administrator becomes ineligible in accordance with the provisions of the Pooling and Servicing Agreement and fails to resign after written request by the depositor or the NIMS Insurer, if any, or if at any time the trustee or trust administrator becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the respective property of the trustee or trust administrator is appointed, or any public officer takes charge or control of the trustee or trust administrator or of its respective property or affairs for the purpose of rehabilitation, conservation or liquidation, then the depositor or the NIMS Insurer, if any, may remove the trustee or trust administrator, as applicable, and appoint a successor trustee or trust administrator acceptable to the NIMS Insurer, if any, by written instrument, in duplicate, which instrument will be delivered to the removed trustee or trust administrator, as applicable, and to the successor trustee or trust administrator. A copy of such instrument will be delivered to the certificateholders, the servicer and the master servicer by the depositor.

The certificateholders entitled to at least 51% of the voting rights or the NIMS Insurer, if any, upon failure of the trustee or trust administrator to perform its obligations may at any time remove the trustee or trust administrator, as applicable, and appoint a successor trustee or trust administrator acceptable to the NIMS Insurer, if any, by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments will be delivered to the depositor, one complete set to the removed trustee or trust administrator, as applicable, and one complete set to the appointed successor. A copy of such instrument will be delivered to the certificateholders, the servicer and the master servicer by the depositor.

Upon satisfaction of certain conditions as specified in the Pooling and Servicing Agreement, the trustee or trust administrator may resign from its duties under the Pooling and Servicing Agreement. Any resignation or removal of the trustee or trust administrator and appointment of a successor trustee or trust administrator will not become effective until acceptance of appointment by the successor trustee or trust administrator.

If the master servicer and the trust administrator are the same entity, then at any time the master servicer resigns or is removed as master servicer, the trust administrator shall likewise be removed as trust administrator.

The Credit Risk Manager

Clayton Fixed Income Services Inc., a Colorado corporation, formerly known as The Murrayhill Company, will act as the trust’s representative in advising the servicers regarding certain delinquent and defaulted Mortgage Loans, and in monitoring and reporting to the depositor on the performance of such Mortgage Loans and the collection of any prepayment charges with respect to the Mortgage Loans. The credit risk manager will rely upon mortgage loan data that is provided to it by the servicers and/or the master servicer in performing its advisory and monitoring functions.

The credit risk manager will be entitled to receive the Credit Risk Manager Fee until the termination of the trust or until its removal by a vote of at least 66 2/3% of the certificateholders.

Voting Rights

At all times 98% of all voting rights will be allocated among the holders of the Class A Certificates, the Mezzanine Certificates and the Class CE Certificates in proportion to the then outstanding Certificate Principal Balances of their respective certificates. At all times 1% of all voting rights will be allocated to the holders of the Class P Certificates and 1% of all voting rights will be allocated to the holders of the Residual Certificates. The voting rights allocated to any class of certificates will be allocated among all holders of the certificates of such class in proportion to the outstanding percentage interests of such holders in such class.

Amendment of the Pooling and Servicing Agreement

The Pooling and Servicing Agreement may be amended from time to time by the depositor, each servicer, the master servicer, the trust administrator and the trustee with the consent of the NIMS Insurer, if any, and without the consent of the certificateholders in order to: (i) cure any ambiguity or defect, (ii) correct, modify or supplement any provisions (including to give effect to the expectations of certificateholders) or (iii) make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, provided that such action will not adversely affect the interests of the certificateholders evidenced by an opinion of counsel or confirmation from the Rating Agencies that such amendment will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates.

The Pooling and Servicing Agreement may also be amended from time to time by the depositor, each servicer, the master servicer, the trust administrator, the NIMS Insurer and the trustee with the consent of the NIMS Insurer and the certificateholders entitled to at least 66% of the voting rights for the purpose of either adding, changing, or eliminating any provisions of the Pooling and Servicing Agreement or of modifying the rights of the certificateholders; however, no such amendment may: (i) reduce the amount of, or delay the timing of, payments received on Mortgage Loans or (ii) adversely affect in any material respect the interests of the certificateholders or the Interest Rate Swap Provider without prior written consent from such adversely affected certificateholders or the Interest Rate Swap Provider, as applicable.

None of the depositor, the servicers, the master servicer, the trust administrator nor the trustee may enter into an amendment of the Pooling and Servicing Agreement that would significantly change the permitted activities of the Trust without the consent of the NIMS Insurer, if any, and the certificateholders that represent more than 50% of the aggregate Certificate Principal Balance of all Certificates. Promptly after the execution of any amendment the Trust Administrator will furnish a copy of such amendment to each certificateholder.

Evidence as to Compliance

Each servicer, the master servicer, the trust administrator and any other party who is engaged by any of the preceding parties and that meets the criteria set forth in 1108(a)(2)(i), (ii) or (iii) of Regulation AB are required to deliver to the depositor, the master servicer and the trust administrator in March of each year, starting in March 2007, an officer’s certificate stating that (i) a review of such party’s activities during the reporting period and of its performance under the Pooling and Servicing Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, each servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

In addition, notwithstanding anything in the base prospectus to the contrary, the Pooling and Servicing Agreement will generally provide that in March of each year, starting in March 2007, each party participating in the servicing function will provide to the depositor, the trust administrator and the master servicer a report on an assessment of compliance with the applicable minimum servicing criteria established in Item 1122(d) of Regulation AB (the “AB Servicing Criteria”). The AB Servicing Criteria include specific criteria relating to the following areas: general servicing considerations, cash collection and administration, investor remittances and reporting, and pool asset administration. Such report will indicate that the AB Servicing Criteria were used to test compliance on a platform level basis and will set out any material instances of noncompliance.

The Pooling and Servicing Agreement will also provide that each party responsible for the servicing function will deliver along with its report on assessment of compliance, an attestation report from a firm of independent public accountants on the assessment of compliance with the AB Servicing Criteria.

Termination

The majority holder of the Class CE Certificates (so long as such holder is not the sponsor or an affiliate of the sponsor) or, if such majority holder fails to exercise such option, the servicers and the NIMs Insurer, if any (in that order) will have the right to purchase all of the Mortgage Loans and REO Properties and thereby effect the early retirement of the certificates, on any Distribution Date on which the aggregate Principal Balance of the Mortgage Loans and REO Properties as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) is equal to or less than 10% of the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date. The first Distribution Date on which such option could be exercised is referred to herein as the Optional Termination Date. In the event that the option is exercised, the repurchase will be made at a price generally equal to the greater of (i) the Principal Balance of the Mortgage Loans and the appraised value of any REO Properties and (ii) the fair market value of the Mortgage Loans and REO Properties, in each case plus accrued and unpaid interest for each Mortgage Loan at the related Mortgage Rate to but not including the first day of the month in which such repurchase price is paid plus unreimbursed Servicing Advances, Advances, any unpaid Servicing Fees or Credit Risk Management Fees allocable to such Mortgage Loans and REO Properties and any other amounts owed to each servicer, the master servicer, the trust administrator or the trustee under the Pooling and Servicing Agreement, any accrued and unpaid Net WAC Rate Carryover Amounts and any Swap Termination Payment payable to the Swap Provider. However, this option may only be exercised if the termination price is sufficient to pay all interest accrued on, as well as amounts necessary to retire, the note balance of the notes issued pursuant to any indenture which are secured by all or a portion of the Class CE Certificates, the Class P Certificates and/or the Residual Certificates and any amounts owed to the NIMS Insurer, if any, at the time the option is exercised. In the event the majority holder of the Class CE Certificates (so long as such holder is not the sponsor or an affiliate of the sponsor), the servicers or the NIMS Insurer, if any, exercises this option, the portion of the purchase price allocable to the Class A Certificates and the Mezzanine Certificates will be, to the extent of available funds:

(i)	100% of the then outstanding Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates, plus

(ii)
interest for the final Accrual Period on the then outstanding Certificate Principal Balance of the Class A Certificates and the Mezzanine Certificates at the then applicable Pass-Through Rate for the class, plus

(iii)
any previously accrued but unpaid interest thereon to which the holders of the Class A Certificates and the Mezzanine Certificates are entitled, together with the amount of any Net WAC Rate Carryover Amounts (distributable from the Net WAC Rate Carryover Reserve Account, the Swap Account or the Cap Account), plus

(iv)	in the case of the Mezzanine Certificates, any previously unpaid Allocated Realized Loss Amount.

Servicing of Delinquent Mortgage Loans

Each servicer will be required to act with respect to delinquent Mortgage Loans in accordance with procedures set forth in the Pooling and Servicing Agreement. These procedures, as followed with respect to any delinquent Mortgage Loan, may, among other things, result in (i) foreclosing on such Mortgage Loan, (ii) accepting the deed to the related Mortgaged Property in lieu of foreclosure, (iii) granting the borrower under such Mortgage Loan a modification or forbearance or (iv) accepting payment from the borrower under such Mortgage Loan of an amount less than the Principal Balance of such Mortgage Loan in final satisfaction of such Mortgage Loan. These procedures are intended to lead to the alternative that would maximize the proceeds for the trust on such Mortgage Loan. However, there can be no assurance that following such procedures will have the aforementioned result or that following such procedures will lead to the alternative that is in the best interests of the certificateholders. If a servicer extends the payment period or accepts a lesser amount than stated in the mortgage note in satisfaction of the mortgage note, your yield may be affected.

FEDERAL INCOME TAX CONSEQUENCES

One or more elections will be made to treat designated portions of the trust (exclusive of the Net WAC Rate Carryover Reserve Account, the Swap Account, the Supplemental Interest Trust, any Servicer Prepayment Charge Payment Amounts, the Interest Rate Swap Agreement and the Cap Account) as a REMIC for federal income tax purposes. Upon the issuance of the offered certificates, Thacher Proffitt & Wood LLP, counsel to the depositor, will deliver its opinion generally to the effect that, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each REMIC elected by the Trust will qualify as a REMIC under Sections 860A through 860G of the Code.

For federal income tax purposes, (i) the Residual Certificates will consist of components, each of which will represent the sole class of “residual interests” in each REMIC elected by the trust and (ii) the Class A Certificates, the Mezzanine Certificates, the Class CE Certificates (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount or the obligation to make payments to the Swap Account) and the Class P Certificates (exclusive of any right to receive Servicer Prepayment Charge Payment Amounts) will represent the “regular interests” in, and generally will be treated as debt instruments of, a REMIC. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

For federal income tax reporting purposes, the Class A Certificates and the Mezzanine Certificates may be treated as having been issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of original issue discount, premium and market discount, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at the prepayment assumption set forth under “Prepayment and Yield Considerations” in this free writing prospectus. No representation is made that the Mortgage Loans will prepay at such rate or at any other rate. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

The Internal Revenue Service has issued OID regulations under Sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. Purchasers of the offered certificates should be aware that the OID regulations do not adequately address certain issues relevant to, or are not applicable to, prepayable securities such as the offered certificates. In addition, there is considerable uncertainty concerning the application of the OID regulations to REMIC regular certificates that provide for payments based on an adjustable rate such as the offered certificates. Because of the uncertainty concerning the application of Section 1272(a)(6) of the Code to such certificates and because the rules of the OID regulations relating to debt instruments having an adjustable rate of interest are limited in their application in ways that could preclude their application to such certificates even in the absence of Section 1272(a)(6) of the Code, the Internal Revenue Service could assert that the offered certificates should be treated as issued with original issue discount or should be governed by the rules applicable to debt instruments having contingent payments or by some other method not yet set forth in regulations. Prospective purchasers of the offered certificates are advised to consult their tax advisors concerning the tax treatment of such certificates.

It appears that a reasonable method of reporting original issue discount with respect to the offered certificates, if such certificates are required to be treated as issued with original issue discount, generally would be to report income with respect to such certificates as original issue discount for each period by computing such original issue discount (i) by assuming that the value of the applicable index will remain constant for purposes of determining the original yield to maturity of, and projecting future distributions on such certificates, thereby treating such certificates as fixed rate instruments to which the original issue discount computation rules described in the base prospectus can be applied, and (ii) by accounting for any positive or negative variation in the actual value of the applicable index in any period from its assumed value as a current adjustment to original issue discount with respect to such period. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

Certain of the certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of a certificate will be treated as holding such certificate with amortizable bond premium will depend on such certificateholder’s purchase price and the distributions remaining to be made on such certificate at the time of its acquisition by such certificateholder. Holders of such certificates should consult their own tax advisors regarding the possibility of making an election to amortize such premium. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

Each holder of a Class A Certificate and a Mezzanine Certificate is deemed to own an undivided beneficial ownership interest in a REMIC regular interest and the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount and the obligation to make payments to the Swap Account. The Net WAC Rate Carryover Reserve Account, the Swap Account, the Cap Account, the Interest Rate Swap Agreement and the Interest Rate Cap Agreement are not assets of any REMIC. The REMIC regular interest corresponding to a Class A Certificate or Mezzanine Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the certificate to which it corresponds, except that (i) the maximum interest rate of that REMIC regular interest will equal the Net WAC Rate computed for this purpose by limiting the Swap Base Calculation Amount of the Interest Rate Swap Agreement (multiplied by 250) to the aggregate principal balance of the Mortgage Loans and (ii) any Swap Termination Payment will be treated as being payable solely from Net Monthly Excess Cashflow. As a result of the foregoing, the amount of distributions on the REMIC regular interest corresponding to a Class A Certificate or Mezzanine Certificate may exceed the actual amount of distributions on the Class A Certificate or Mezzanine Certificate.

The treatment of amounts received by a holder of a Class A Certificate and a Mezzanine Certificate under such holder’s right to receive the Net WAC Rate Carryover Amount will depend on the portion, if any, of such holder’s purchase price allocable thereto. Under the REMIC regulations, each holder of a Class A Certificate and a Mezzanine Certificate must allocate its purchase price for such certificate among its undivided interest in the regular interest of the related REMIC and its undivided interest in the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount in accordance with the relative fair market values of each property right. The trust administrator will, as required, treat payments made to the holders of the Class A Certificates and Mezzanine Certificates with respect to the Net WAC Rate Carryover Amount as includible in income based on the regulations relating to notional principal contracts. The OID regulations provide that the trust’s allocation of the issue price is binding on all holders unless the holder explicitly discloses on its tax return that its allocation is different from the trust’s allocation. For tax reporting purposes, the trust administrator may, as required, treat the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of Net WAC Rate Carryover Amounts as having more than a de minimis value. The value of such amount may be obtained from the trust administrator upon request to the extent it is provided to the trust administrator by the underwriter. Under the REMIC regulations, the trust administrator is required to account for the REMIC regular interest, the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount as discrete property rights. Holders of the Class A Certificates and Mezzanine Certificates are advised to consult their own tax advisors regarding the allocation of issue price, timing, character and source of income and deductions resulting from the ownership of such certificates. Treasury regulations have been promulgated under Section 1275 of the Code generally providing for the integration of a “qualifying debt instrument” with a hedge if the combined cash flows of the components are substantially equivalent to the cash flows on a variable rate debt instrument. However, such regulations specifically disallow integration of debt instruments subject to Section 1272(a)(6) of the Code. Therefore, holders of the Class A Certificates and Mezzanine Certificates will be unable to use the integration method provided for under such regulations with respect to those certificates. If the trust administrator’s treatment of payments of the Net WAC Rate Carryover Amount is respected, ownership of the right to the Net WAC Rate Carryover Amount will entitle the owner to amortize the separate price paid for the right to the Net WAC Rate Carryover Amount under the notional principal contract regulations.

Any payments made to a beneficial owner of a Class A Certificate or Mezzanine Certificate in excess of the amounts payable on the corresponding REMIC regular interest will be treated as having been received as a payment on a notional principal contract. To the extent the sum of such periodic payments for any year exceeds that year’s amortized cost of any Net WAC Rate Carryover Amounts, such excess represents net income for that year. Conversely, to the extent that the amount of that year’s amortized cost exceeds the sum of the periodic payments, such excess shall represent a net deduction for that year. In addition, any amounts payable on such REMIC regular interest in excess of the amount of payments on the Class A Certificate or Mezzanine Certificate to which it relates will be treated as having been received by the beneficial owners of such Certificates and then paid by such owners to the Swap Account pursuant to the Swap Administration Agreement, and such excess should be treated as a periodic payment on a notional principal contract that is made by the beneficial owner during the applicable taxable year and that is taken into account in determining the beneficial owner’s net income or net deduction with respect to any Net WAC Rate Carryover Amounts for such taxable year. Although not clear, net income or a net deduction with respect to the Net WAC Rate Carryover Amount should be treated as ordinary income or as an ordinary deduction. Holders of the Class A Certificates and Mezzanine Certificates are advised to consult their own tax advisors regarding the tax characterization and timing issues relating to a Swap Termination Payment.

Because a beneficial owner of any Net WAC Rate Carryover Amounts will be required to include in income the amount deemed to have been paid by such owner, but may not be able to deduct that amount from income, a beneficial owner of a Class A Certificate or Mezzanine Certificate may have income that exceeds cash distributions on the Class A Certificate or Mezzanine Certificate, in any period and over the term of the Class A Certificate or Mezzanine Certificate. As a result, the Class A Certificate or Mezzanine Certificates may not be a suitable investment for any taxpayer whose net deduction with respect to any Net WAC Rate Carryover Amounts would be subject to the limitations described above.

Upon the sale of a Class A Certificate or a Mezzanine Certificate, the amount of the sale allocated to the selling certificateholder’s right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount would be considered a “termination payment” under the notional principal contract regulations allocable to the related Class A Certificate or Mezzanine Certificate, as the case may be. A holder of an offered certificate will have gain or loss from such a termination of the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount equal to (i) any termination payment it received or is deemed to have received minus (ii) the unamortized portion of any amount paid (or deemed paid) by the certificateholder upon entering into or acquiring its interest in the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount.

Gain or loss realized upon the termination of the right to receive payments from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account in respect of the Net WAC Rate Carryover Amount will generally be treated as capital gain or loss. Moreover, in the case of a bank or thrift institution, Code Section 582(c) would likely not apply to treat such gain or loss as ordinary.

It is possible that the right to receive payments in respect of the Net WAC Rate Carryover Amounts could be treated as a partnership among the holders of all of the certificates, in which case holders of such certificates potentially would be subject to different timing of income and foreign holders of such certificates could be subject to withholding in respect of any related Net WAC Carryover Amount. Holders of the offered certificates are advised to consult their own tax advisors regarding the allocation of issue price, timing, character and source of income and deductions resulting from the ownership of their certificates.

The REMIC regular interest component of each Class A and Mezzanine Certificate will be treated as assets described in Section 7701(a)(19)(C) of the Code, and as “real estate assets” under Section 856(c)(5)(B) of the Code, generally, in the same proportion that the assets of the Trust, exclusive of the assets not included in any REMIC, would be so treated. In addition, the interest derived from the REMIC regular interest component of each Class A and Mezzanine Certificate will be interest on obligations secured by interests in real property for purposes of section 856(c)(3) of the Code, subject to the same limitation in the preceding sentence. The Notional Principal Contract component of each Regular Certificate will not qualify, however, as an asset described in Section 7701(a)(19)(C) of the Code, as a real estate asset under Section 856(c)(5)(B) of the Code or as a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code. As a result, the Regular Certificates generally may not be a suitable investment for a REMIC, a real estate investment trust or an entity intending to qualify under Section 7701(a)(19)(C) of the Code.

Because the Net WAC Rate Carryover Amount is treated as a separate right of the Class A Certificates and Mezzanine Certificates not payable by any REMIC elected by the trust, such right will not be treated as a qualifying asset for any certificateholder that is a mutual savings bank, domestic building and loan association, real estate investment trust, or real estate mortgage investment conduit and any amounts received from the Net WAC Rate Carryover Reserve Account, the Cap Account and the Swap Account will not be qualifying real estate income for real estate investment trusts.

It is not anticipated that any REMIC elected by the trust will engage in any transactions that would subject it to the prohibited transactions tax as defined in Section 860F(a)(2) of the Code, the contributions tax as defined in Section 860G(d) of the Code or the tax on net income from foreclosure property as defined in Section 860G(c) of the Code. However, in the event that any such tax is imposed on any REMIC elected by the trust, such tax will be borne (i) by the trust administrator, if the trust administrator has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (ii) by the trustee, if the trustee has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (iii) by the master servicer, if the master servicer has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement, (iv) by a servicer, if such servicer has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement or (v) otherwise by the trust, with a resulting reduction in amounts otherwise distributable to holders of the offered certificates. The responsibility for filing annual federal information returns and other reports will be borne by the trust administrator. See “Federal Income Tax Consequences—REMICs” in the base prospectus.

For further information regarding the federal income tax consequences of investing in the offered certificates, see “Federal Income Tax Consequences—REMICs” in the base prospectus.

ERISA CONSIDERATIONS

Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, prohibits “parties in interest” with respect to an employee benefit plan subject to ERISA from engaging in certain transactions involving such plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes certain excise taxes on prohibited transactions involving “disqualified persons” and employee benefit plans or other arrangements (including, but not limited to, individual retirement accounts) described under that section (collectively, with employee benefit plans subject to ERISA, referred to as Plans). ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not covered under Section 4975 of the Code. Any Plan fiduciary which proposes to cause a Plan to acquire offered certificates should consult with its counsel with respect to the potential consequences under ERISA and the Code of the Plan’s acquisition and ownership of such offered certificates.

Certain employee benefit plans, including governmental plans and certain church plans, are not subject to ERISA’s requirements. Accordingly, assets of such plans may be invested in offered certificates without regard to the ERISA considerations described in this term sheet supplement and in the base prospectus, subject to the provisions of other applicable federal and state law. Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may nonetheless be subject to the prohibited transaction rules set forth in Section 503 of the Code.

Except as noted above, investments by Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. A fiduciary which decides to invest the assets of a Plan in a class of offered certificates should consider, among other factors, the extreme sensitivity of the investments to the rate of principal payments (including prepayments) on the mortgage loans.

The U.S. Department of Labor has granted to UBS Securities LLC an administrative exemption (Prohibited Transaction Exemption, or PTE, 91-22, as amended by PTE 97-34, PTE 2000-58 and PTE 2002-41) (referred to as the Exemption) from certain of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of certificates in pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption as discussed in “ERISA Considerations” in the base prospectus. The Exemption applies to obligations such as the mortgage loans in the trust fund which have loan-to-value ratios not in excess of 100 percent (100%), provided that the certificates issued are rated at least “BBB-” or its equivalent, as more fully described in “ERISA Considerations” in the base prospectus.

For so long as the holder of an offered certificate also holds an interest in the Supplemental Interest Trust, the holder will be deemed to have acquired and be holding the offered certificate without the right to receive payments from the Supplemental Interest Trust and, separately, the right to receive payments from the Supplemental Interest Trust. The Exemption is not applicable to the acquisition, holding and transfer of an interest in the Supplemental Interest Trust. In addition, while the Supplemental Interest Trust is in existence, it is possible that not all of the requirements for the Exemption to apply to the acquisition, holding and transfer of offered certificates will be satisfied. However, if the Exemption is not available, there may be other exemptions that apply. Accordingly, no Plan or other person using assets of a Plan may acquire or hold an offered certificate while the Supplemental Interest Trust is in existence, unless (1) such Plan is an accredited investor within the meaning of the Exemption and (2) such acquisition or holding is eligible for the exemptive relief available under Department of Labor Prohibited Transaction Class Exemption (a) 95-60 (for transactions by insurance company general accounts) or (b) except in the case of the non-offered Mezzanine Certificates, 84-14 (for transactions by independent “qualified professional asset managers”), 91-38 (for transactions by bank collective investment funds), 90-1 (for transactions by insurance company pooled separate accounts) or 96-23 (for transactions effected by “in-house asset managers”). For so long as the Supplemental Interest Trust is in existence, each beneficial owner of an offered certificate or any interest therein, shall be deemed to have represented, by virtue of its acquisition or holding of the offered certificate, or interest therein, that either (i) it is not a Plan or (ii) (A) it is an accredited investor within the meaning of the Exemption and (B) the acquisition and holding of such Certificate and the separate right to receive payments from the Supplemental Interest Trust are eligible for the exemptive relief available under (I) PTE 95-60 or (II) except in the case of the non-offered Mezzanine Certificates, one of the other four prohibited transaction class exemptions enumerated above.

Each beneficial owner of a Mezzanine Certificate or any interest therein that is acquired after the termination of the Supplemental Interest Trust will be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a plan investor, (ii) except in the case of the non-offered Mezzanine Certificates, it has acquired and is holding such Mezzanine Certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the Mezzanine Certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P or Moody’s or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account”, as such term is defined in PTE 95-60, and (3) the conditions in Sections I and III of PTE 95 60 have been satisfied.

Plan fiduciaries should consult their legal counsel concerning the availability of, and scope of relief provided by, the Exemption and the enumerated class exemptions.

If any offered certificate, or any interest therein, is acquired or held in violation of the provisions of the preceding paragraph, the next preceding permitted beneficial owner will be treated as the beneficial owner of that certificate, retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of an offered certificate, or interest therein, was effected in violation of the provisions of the preceding paragraph shall indemnify to the extent permitted by law and hold harmless the depositor, the trustee, the trust administrator, the master servicer, the servicers and any NIMS Insurer from and against any and all liabilities, claims, costs or expenses incurred by such parties as a result of such acquisition or holding.

Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Exemption or any other exemption, and the potential consequences in their specific circumstances, prior to making an investment in the certificates. Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the offered certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

LEGAL INVESTMENT

None of the Certificates will constitute “mortgage related securities” for purposes of SMMEA.

The depositor makes no representations as to the proper characterization of any class of offered certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of offered certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of any class of offered certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of offered certificates constitutes a legal investment or is subject to investment, capital or other restrictions. See “Legal Investment” in the base prospectus.

GLOSSARY OF TERMS

The “Adjustment Date” with respect to each Mortgage Loan is the date on which the Mortgage Rate of the Mortgage Loan changes pursuant to the related mortgage note.

An “Advance” with respect to any Distribution Date is an amount remitted by the servicers under the Pooling and Servicing Agreement equal to the aggregate of all payments of principal and interest (net of Servicing Fees) that were due during the related Due Period on the Mortgage Loans, other than with respect to balloon payments, and that were delinquent on the business day immediately prior to the related Determination Date, unless determined to be nonrecoverable and, with respect to balloon loans, with respect to which the balloon payment is not made when due, an assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such balloon loan, unless determined to be nonrecoverable.

An “Allocated Realized Loss Amount” with respect to any class of the Mezzanine Certificates and any Distribution Date is an amount equal to the sum of any Realized Loss allocated to that class of Mezzanine Certificates on the Distribution Date and any Allocated Realized Loss Amount for that class remaining unreimbursed from previous Distribution Dates minus any Subsequent Recoveries applied to such Allocated Realized Loss Amount.

“Assignment Agreement” means each of the Assignment and Recognition Agreements, dated the Closing Date, among the seller, the depositor and the related originator.

The “Closing Date” means November 30, 2006.

“Compensating Interest” for any Distribution Date is an amount, not to exceed the lesser of (x) the aggregate of the Prepayment Interest Shortfall, if any, after netting the aggregate Prepayment Interest Excess, if any, for such Distribution Date and (y) the Servicing Fee for such Distribution Date, remitted by the servicers to the master servicer in respect of any Prepayment Interest Shortfall.

“Credit Risk Manager Fee Rate” is 0.0125% per annum.

The “Cut-off Date” means November 1, 2006.

The “Cut-off Date Principal Balance” is the aggregate Principal Balance of the Mortgage Loans as of the Cut-off Date.

A “Deleted Mortgage Loan” is a Mortgage Loans replaced or to be replaced by a Qualified Substitute Mortgage Loan.

The “Determination Date” with respect to any Distribution Date will be the 15th day of the calendar month in which such Distribution Date occurs or, if such 15th day is not a Business Day, the business day immediately preceding such 15th day.

The “Distribution Date” means the 25th day of each month, or if such day is not a business day, on the first business day thereafter, commencing in December 2006.

The “Due Date” with respect to each Mortgage Loan is the date on which the scheduled payment is due each month.

The “Due Period” with respect to any Distribution Date is the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

The “Gross Margin” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note that is added to the Index on each Adjustment Date.

The “Homeownership Act” means the federal Truth-in-Lending Act as amended by the Home Ownership and Equity Protection Act of 1994.

The “Index” with respect to each adjustable-rate Mortgage Loan is Six-Month LIBOR or One-Year LIBOR.

The “Initial Periodic Rate Cap” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may decrease or increase on the first Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

“Insurance Proceeds” means the proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the mortgagor in accordance with the procedures that the related servicer would follow in servicing mortgage loans held for its own account, subject to the terms and conditions of the related mortgage note and mortgage.

The “Master Servicing Fee” with respect to any Distribution Date is an amount equal to one-twelfth of the Master Servicing Fee Rate (without regards to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

The “Master Servicing Fee Rate” is 0.0020% per annum.

The “Maximum Mortgage Rate” with respect to each adjustable-rate Mortgage Loan is the specified maximum Mortgage Rate over the life of such Mortgage Loan.

The “Minimum Mortgage Rate” means, with respect to each adjustable-rate Mortgage Loan is the specified minimum Mortgage Rate over the life of such Mortgage Loan.

A “Mortgage Loan” is any of the Mortgage Loans included in the trust.

The “Mortgage Loan Purchase Agreement” means each Originator Master Agreement as defined in the Pooling and Servicing Agreement which is the agreement pursuant to which the Sponsor purchased the Mortgage Loans from the related Originator.

The “Mortgage Pool” means the pool of Mortgage Loans included in the trust.

The “Mortgage Rate” is the adjustable-rate or fixed-rate calculated as specified under the terms of the related mortgage note.

A “Mortgaged Property” is the property securing a Mortgage Loan which will consist of one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units and individual condominium units.

The “Net WAC Rate Carryover Reserve Account” means an account established under the Pooling and Servicing Agreement from which distributions in respect of Net WAC Rate Carryover Amounts on the certificates will be made.

The “Net WAC Rate Carryover Amount” for such class for such Distribution Date is an amount equal to the sum of (i) the excess of (x) the amount of interest such class of Certificates would have accrued on such Distribution Date had such Pass-Through Rate been the related Formula Rate, over (y) the amount of interest such class of certificates accrued for such Distribution Date at the Net WAC Rate and (ii) the unpaid portion of any related Net WAC Rate Carryover Amount from the prior Distribution Date together with interest accrued on such unpaid portion for the most recently ended Accrual Period at the Formula Rate applicable for such class for such Accrual Period.

A “NIMS Insurer Default” means the continuance of any failure by the NIMS Insurer, if any, to make a required payment under the policy insuring the net interest margin securities.

“One-Year LIBOR” means the average of interbank offered rates for one-year U.S. dollar deposits in the London market based on quotations of major banks, and most recently available as of a day specified in the related mortgage note as published by the Western Edition of The Wall Street Journal.

The “Periodic Rate Cap” with respect to each adjustable-rate Mortgage Loan is the fixed percentage set forth in the related mortgage note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease on the Adjustment Date (other than the first Adjustment Date) from the Mortgage Rate in effect immediately prior to such Adjustment Date.

A “Plan” means any employee benefit plan or other plan or arrangement subject to ERISA or Section 4975 of the Code.

The “Pool Balance” as of any date is equal to the aggregate Principal Balance of the Mortgage Loans in the Mortgage Pool.

The “Pooling and Servicing Agreement” means the Pooling and Servicing Agreement, dated as of November 1, 2006, among the depositor, the servicers, the master servicer, the trust administrator and the trustee.

“Prepayment Interest Excess” means, with respect to any Distribution Date and each Mortgage Loan as to which a principal prepayment in full that was applied during the portion of the related Prepayment Period commencing on the first day of the calendar month in which the Distribution Date occurs and ending on the last day of the related Prepayment Period, an amount equal to interest on the Mortgage Loan at the applicable Mortgage Rate on the amount of such principal prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the date on which such prepayment is so applied.

A “Prepayment Interest Shortfall” means, with respect to any Distribution Date and each Mortgage Loan as to which a principal prepayment that was applied during the portion of the related Prepayment Period commencing on the first day of the related Prepayment Period and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to interest at the applicable Mortgage Rate on the amount of such principal prepayment for the number of days commencing on the date such principal prepayment was applied and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs.

The “Prepayment Period” with respect to the Mortgage Loans serviced by HomEq for any Distribution Date is the period commencing on the 16th day of the calendar month preceding the related Distribution Date (and in the case of the first Distribution Date, commencing on November 1, 2006) and ending on the 15th day of the calendar month in which such Distribution Date occurs for prepayments in full; with respect to the Mortgage Loans serviced by Wells Fargo, for any Distribution Date is the period commencing on the 14th day of the calendar month preceding the related Distribution Date (and in the case of the first Distribution Date, commencing on November 1, 2006) and ending on the 13th day of the calendar month in which such Distribution Date occurs for prepayments in full, and with respect to all the Mortgage Loans, the calendar month preceding the month in which such Distribution Date occurs for any partial prepayment.

The “Principal Balance” of any Mortgage Loan as of any date is an amount equal to the principal balance of such Mortgage Loan at its origination, less the sum of scheduled and unscheduled payments in respect of principal made on such Mortgage Loan.

The “Purchase Price” with respect to any Mortgage Loan that is purchased by the seller is a price equal to the outstanding Principal Balance of such Mortgage Loan as of the date of purchase, plus all accrued and unpaid interest thereon, computed at the Mortgage Rate through the end of the calendar month in which the purchase is effected, plus the amount of any unreimbursed Advances and Servicing Advances made by the related servicer, plus any costs and damages incurred by the trust in connection with any violation by such Mortgage Loan of any predatory or abusive lending law.

A “Qualified Substitute Mortgage Loan” is a mortgage loan substituted by the seller or an originator for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding Principal Balance (or in the case of a substitution of more than one Mortgage Loan for a Deleted Mortgage Loan, an aggregate Principal Balance), not in excess of, and not more than 5% less than, the Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Deleted Mortgage Loan and not more than 1% in excess of the Mortgage Rate of such Deleted Mortgage Loan; (iii) in the case of any adjustable-rate Mortgage Loan, have a Maximum Mortgage Rate and Minimum Mortgage Rate not less than the respective rate for the Deleted Mortgage Loan, have a Gross Margin equal to or greater than the Deleted Mortgage Loan and have the same Adjustment Date frequency as the Deleted Mortgage Loan; (iv) have the same Due Date as the Deleted Mortgage Loan; (v) have a remaining term to maturity not more than one year earlier and not later than the remaining term to maturity of the Deleted Mortgage Loan; (vi) comply with each representation and warranty as to the Mortgage Loans set forth in the Mortgage Loan Purchase Agreement (deemed to be made as of the date of substitution); (vii) have been underwritten or re-underwritten by an originator in accordance with the same underwriting criteria and guidelines as the Mortgage Loans being replaced; (viii) be of the same or better credit quality as the Mortgage Loan being replaced and (ix) satisfy certain other conditions specified in the Pooling and Servicing Agreement.

The “Relief Act” means the Servicemembers Civil Relief Act.

The “Remittance Date” with respect to any Distribution Date, the 18th day of the calendar month in which such Distribution Date occurs or, if such 18th day is not a Business Day, the business day immediately following such 18th day.

An “REO Property” is a property acquired on behalf of the certificateholders in respect of a defaulted Mortgage Loan thorough foreclosure, deed-in-lieu of foreclosure, repossession or otherwise.

A “Servicing Advance” with respect to any Distribution Date is an amount remitted by the related servicer equal to all reasonable and customary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of the Mortgaged Properties, (ii) any administrative, enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of Mortgaged Properties acquired in satisfaction of the related mortgage and (iv) certain insurance premiums and certain ongoing expenses associated with the Mortgage Pool and incurred by the related Servicer in connection with its responsibilities under the Pooling and Servicing Agreement.

The “Servicing Fee” with respect to any Distribution Date is an amount equal to one-twelfth of the Servicing Fee Rate (without regards to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

The “Servicing Fee Rate” is 0.500% per annum.

“Six-Month LIBOR” means the average of interbank offered rates for six-month U.S. dollar deposits in the London market based on quotations of major banks, and most recently available as of a day specified in the related mortgage note as published by the Western Edition of The Wall Street Journal.

“SMMEA” means the Secondary Mortgage Market Enhancement Act of 1984.

The “Substitution Adjustment Amount” with respect to any Mortgage Loan that is purchased by the seller is an amount equal to the excess of the Principal Balance of the related Deleted Mortgage Loan over the Principal Balance of such Qualified Substitute Mortgage Loan.

A “Swap Provider Trigger Event” means a Swap Termination Payment that is triggered upon: (i) an Event of Default under the Interest Rate Swap Agreement with respect to which the Swap Provider is a Defaulting Party (as defined in the Interest Rate Swap Agreement), (ii) a Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement) or (iii) an Additional Termination Event under the Interest Rate Swap Agreement with respect to which the Swap Provider is the sole Affected Party.

The “Swap Termination Payment” means the amount, if any, owed by the trust or the Swap Provider upon a Swap Early Termination.

ANNEX I - MORTGAGE LOAN STATISTICAL INFORMATION

Originators of the Aggregate Mortgage Loans

Originator	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
First NLC Financial Services	867	135,769,320	22.32	156,597	8.698	81.15	625	41.43	5.79
Meritage Mortgage Corporation	663	123,448,473	20.29	186,197	8.268	85.96	645	67.38	5.65
Decision One Mortgage Company	666	109,422,172	17.99	164,298	8.871	97.81	660	56.09	0.00
Equifirst Corporation	350	70,165,899	11.53	200,474	7.873	85.07	655	68.83	0.00
OwnIt Mortgage Solutions	274	69,473,881	11.42	253,554	7.517	80.46	707	9.47	0.00
First Street Financial	230	53,222,574	8.75	231,402	8.439	80.01	624	36.25	7.91
LIME Financial Services	261	46,873,081	7.70	179,590	8.585	83.72	634	52.56	5.92
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Current Unpaid Principal Balance of the Aggregate Mortgage Loans

Range of Current Unpaid Principal Balance ($)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50,000.00 or less	219	7,451,953	1.22	34,027	11.508	97.79	645	39.15	90.41
50,000.01 to 100,000.00	720	54,166,919	8.90	75,232	9.688	90.36	632	67.29	17.57
100,000.01 to 150,000.00	694	86,246,894	14.18	124,275	8.800	87.04	635	59.89	5.27
150,000.01 to 200,000.00	543	94,398,156	15.52	173,846	8.395	85.58	645	58.37	1.07
200,000.01 to 250,000.00	356	79,839,088	13.12	224,267	8.219	84.75	645	50.55	0.00
250,000.01 to 300,000.00	245	66,902,883	11.00	273,073	8.090	84.76	648	47.05	0.00
300,000.01 to 350,000.00	177	57,186,664	9.40	323,088	7.897	83.58	654	44.65	0.00
350,000.01 to 400,000.00	123	46,012,523	7.56	374,086	8.015	85.08	655	37.27	0.00
400,000.01 to 450,000.00	79	33,525,221	5.51	424,370	7.931	83.16	663	30.61	0.00
450,000.01 to 500,000.00	70	33,329,719	5.48	476,139	7.841	83.87	666	32.56	0.00
500,000.01 to 550,000.00	36	18,919,166	3.11	525,532	7.955	84.22	658	31.01	0.00
550,000.01 to 600,000.00	22	12,561,498	2.06	570,977	7.973	84.96	676	36.39	0.00
600,000.01 to 650,000.00	16	10,123,061	1.66	632,691	7.738	83.58	693	37.97	0.00
650,000.01 to 700,000.00	6	4,032,948	0.66	672,158	7.891	86.58	693	33.69	0.00
700,000.01 to 750,000.00	4	2,898,833	0.48	724,708	8.208	79.87	693	49.54	0.00
750,000.01 to 800,000.00	1	779,875	0.13	779,875	8.625	80.00	628	100.00	0.00
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Current Mortgage Rates of the Aggregate Mortgage Loans

Range of Current Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	3	673,000	0.11	224,333	5.856	84.95	711	100.00	0.00
6.001 to 6.500	33	8,448,115	1.39	256,003	6.432	76.52	680	91.87	0.00
6.501 to 7.000	194	52,681,324	8.66	271,553	6.851	79.21	677	70.58	0.00
7.001 to 7.500	410	104,736,428	17.22	255,455	7.343	79.86	675	45.73	0.00
7.501 to 8.000	520	122,085,621	20.07	234,780	7.805	82.95	662	44.47	0.00
8.001 to 8.500	373	77,029,354	12.66	206,513	8.282	86.00	645	44.79	0.00
8.501 to 9.000	494	90,698,567	14.91	183,600	8.790	89.63	637	48.24	0.22
9.001 to 9.500	345	55,218,736	9.08	160,054	9.304	90.52	623	52.48	0.20
9.501 to 10.000	354	46,116,050	7.58	130,271	9.773	91.27	614	49.29	3.37
10.001 to 10.500	151	20,540,345	3.38	136,029	10.285	90.85	606	54.22	7.60
10.501 to 11.000	139	12,236,210	2.01	88,030	10.782	92.34	606	51.35	29.31
11.001 to 11.500	72	4,987,071	0.82	69,265	11.260	94.01	634	45.48	53.17
11.501 to 12.000	98	5,944,921	0.98	60,662	11.848	99.11	638	21.61	90.08
12.001 to 12.500	66	4,303,462	0.71	65,204	12.305	98.61	655	12.54	95.57
12.501 to 13.000	30	1,420,997	0.23	47,367	12.738	99.78	656	9.68	100.00
13.001 to 13.500	25	1,103,637	0.18	44,145	13.298	99.81	630	18.77	100.00
13.501 to 14.000	4	151,562	0.02	37,891	13.757	99.99	648	0.00	100.00
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Credit Scores of the Aggregate Mortgage Loans

Range of Credit Scores	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
500 to 519	39	6,179,509	1.02	158,449	9.823	73.73	510	51.18	0.00
520 to 539	66	10,088,147	1.66	152,851	9.857	74.63	529	48.93	0.00
540 to 559	85	14,321,574	2.35	168,489	9.377	80.12	551	57.22	0.00
560 to 579	187	32,644,276	5.37	174,568	8.789	79.60	571	74.41	0.00
580 to 599	226	38,694,953	6.36	171,217	8.880	82.75	589	73.23	0.30
600 to 619	409	64,300,647	10.57	157,214	8.532	87.33	609	78.75	3.36
620 to 639	575	91,826,433	15.09	159,698	8.567	86.70	630	57.98	5.29
640 to 659	569	103,513,013	17.01	181,921	8.453	88.38	649	45.40	4.71
660 to 679	414	82,600,470	13.58	199,518	8.135	86.39	668	38.94	4.66
680 to 699	277	58,378,894	9.60	210,754	7.992	86.03	688	30.61	4.48
700 to 719	193	43,357,751	7.13	224,652	7.822	85.12	709	30.11	2.20
720 to 739	137	30,144,792	4.95	220,035	7.789	84.96	729	28.26	4.31
740 to 759	63	14,521,974	2.39	230,508	7.868	87.46	748	24.00	2.84
760 to 779	46	11,200,969	1.84	243,499	7.706	85.77	770	29.15	2.61
780 to 799	19	4,820,001	0.79	253,684	7.459	83.45	789	30.19	3.40
800 to 819	6	1,781,998	0.29	297,000	7.954	83.07	804	0.00	12.37
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

DTI Ratios of the Aggregate Mortgage Loans

Range of DTI Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
30.00 or less	380	58,213,853	9.57	153,194	8.348	83.87	633	67.91	2.61
30.01 to 35.00	257	38,792,355	6.38	150,943	8.490	85.24	640	61.35	3.13
35.01 to 40.00	448	73,462,785	12.08	163,979	8.404	86.24	653	44.79	3.09
40.01 to 45.00	739	134,127,507	22.05	181,499	8.429	86.20	655	44.40	4.59
45.01 to 50.00	1,223	244,714,831	40.22	200,094	8.380	85.14	652	39.83	4.10
50.01 to 55.00	254	57,074,559	9.38	224,703	8.204	86.88	641	79.54	1.08
55.01 or more	10	1,989,510	0.33	198,951	8.133	96.51	667	47.77	0.00
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Lien Status of the Aggregate Mortgage Loans

Lien Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1	2,932	586,564,714	96.41	200,056	8.262	85.08	648	50.09	0.00
2	379	21,810,685	3.59	57,548	11.568	99.28	662	26.59	100.00
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Original LTV Ratios of the Aggregate Mortgage Loans (1)

Range of Original LTV Ratios (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
50.00 or less	42	6,383,027	1.05	151,977	8.070	42.97	605	69.45	0.00
50.01 to 55.00	17	3,328,971	0.55	195,822	7.706	52.97	618	61.67	0.00
55.01 to 60.00	25	4,575,613	0.75	183,025	7.948	57.58	605	59.36	0.00
60.01 to 65.00	60	11,040,573	1.81	184,010	7.868	63.62	615	53.03	0.35
65.01 to 70.00	81	14,833,477	2.44	183,129	8.018	68.73	600	64.86	0.98
70.01 to 75.00	165	33,359,195	5.48	202,177	8.118	74.26	624	36.43	0.00
75.01 to 80.00	1,040	241,297,582	39.66	232,017	7.825	79.87	663	33.52	0.00
80.01 to 85.00	190	37,741,228	6.20	198,638	8.212	84.35	615	64.70	0.00
85.01 to 90.00	340	65,091,416	10.70	191,445	8.550	89.73	637	60.68	0.36
90.01 to 95.00	199	37,151,156	6.11	186,689	8.909	94.68	650	67.25	3.04
95.01 to 100.00	1,152	153,573,162	25.24	133,310	9.263	99.92	656	60.55	13.19
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59
(1)	References to loan-to-value ratios are references to combined loan-to-value ratios with respect to second lien Mortgage Loans.

Documentation Levels of the Aggregate Mortgage Loans

Documentation Level	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Full (24+ months) - 24+ months income verification	1,031	157,038,300	25.81	152,316	8.481	87.69	626	100	1.25
Full (12+ months) - 12-23 months income verification	780	142,572,673	23.43	182,785	8.034	86.47	641	100	2.69
Limited - 6 months income verification	60	10,749,191	1.77	179,153	8.01	85.65	635	0	2.59
Streamlined - Stated Income/ Verified Assets	410	77,101,688	12.67	188,053	8.844	92.53	678	0	6.08
Stated - Stated Income	1,026	220,399,592	36.23	214,814	8.387	81.11	661	0	5.01
No Documentation	4	513,956	0.08	128,489	8.923	86.71	695	0	0
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Purpose of the Aggregate Mortgage Loans

Purpose	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Purchase	1,850	323,019,978	53.10	174,605	8.427	87.53	666	39.81	5.81
Cash Out Refinance	1,213	241,751,237	39.74	199,300	8.360	83.42	630	56.78	0.97
Rate & Term Refinance	248	43,604,185	7.17	175,823	8.150	83.28	629	77.39	1.63
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Property Types of the Aggregate Mortgage Loans

Property Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Single Family	2,659	470,330,929	77.31	176,883	8.360	85.64	647	50.53	3.35
Planned Unit Development	250	56,008,922	9.21	224,036	8.313	85.58	649	48.29	4.30
Two- to Four Family	179	42,350,305	6.96	236,594	8.730	85.94	660	40.81	4.04
Condominium	176	32,830,720	5.40	186,538	8.330	84.52	662	40.55	5.31
Townhouse	46	6,740,524	1.11	146,533	8.403	85.23	651	61.98	3.14
Rowhouse	1	113,999	0.02	113,999	9.200	100.00	625	100.00	0.00
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Occupancy Status of the Aggregate Mortgage Loans

Occupancy Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Owner Occupied	3,143	584,025,320	96.00	185,818	8.361	85.59	648	48.88	3.63
Investor Occupied	140	19,390,911	3.19	138,507	8.836	85.55	671	59.86	0.00
Second Home	28	4,959,168	0.82	177,113	8.836	85.83	685	50.64	12.13
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Geographic Distribution of the Mortgage Properties Related to the Aggregate Mortgage Loans

Location	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
Southern California	424	121,766,814	20.02	287,186	8.025	81.22	658	28.89	5.63
Florida	343	61,524,075	10.11	179,370	8.504	82.84	633	41.59	3.30
Northern California	207	59,753,208	9.82	288,663	7.843	81.26	672	31.14	6.61
Arizona	204	36,471,993	5.99	178,784	8.172	83.00	642	52.09	4.16
Illinois	195	29,469,360	4.84	151,125	8.981	87.62	639	43.97	6.21
Washington	112	24,835,262	4.08	221,743	7.917	85.00	668	49.82	1.68
Oregon	97	19,746,741	3.25	203,575	7.832	86.86	653	71.50	1.09
Georgia	113	18,181,696	2.99	160,900	8.921	91.65	636	70.84	2.55
Maryland	79	17,415,985	2.86	220,456	8.245	85.16	643	56.68	2.64
Pennsylvania	130	16,481,555	2.71	126,781	8.988	90.98	639	64.81	1.05
Other	1,407	202,728,711	33.32	144,086	8.689	89.52	644	63.31	1.92
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Zip Code Distribution of the Mortgage Properties Related of the Aggregate Mortgage Loans

Zip Code	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
90011	6	2,083,655	0.34	347,276	8.104	87.12	655	37.86	4.46
92335	9	2,016,109	0.33	224,012	8.125	84.51	660	18.24	8.95
90044	7	1,918,111	0.32	274,016	8.436	82.57	649	50.05	12.87
90805	7	1,877,342	0.31	268,192	7.807	81.27	674	0.00	7.45
93534	9	1,820,878	0.30	202,320	8.723	80.97	638	34.16	11.72
92336	6	1,736,355	0.29	289,392	7.835	72.00	632	27.69	0.00
94541	4	1,728,674	0.28	432,169	7.434	78.73	696	21.98	0.00
91761	5	1,695,981	0.28	339,196	7.684	83.83	719	25.47	4.54
92345	7	1,668,528	0.27	238,361	8.053	81.42	654	19.56	4.73
90047	5	1,651,868	0.27	330,374	8.436	75.35	644	23.92	0.00
Other	3,246	590,177,898	97.01	181,817	8.390	85.74	649	49.96	3.52
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Original Term to Maturity of the Aggregate Mortgage Loans

Range of Original Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	338	21,205,502	3.49	62,738	11.399	97.64	663	27.28	93.86
181 to 240	6	610,970	0.10	101,828	9.034	80.72	597	53.94	0.00
301 to 360	2,967	586,558,927	96.41	197,694	8.271	85.16	649	50.04	0.33
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Remaining Term to Maturity of the Aggregate Mortgage Loans

Range of Remaining Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
180 or less	338	21,205,502	3.49	62,738	11.399	97.64	663	27.28	93.86
181 to 240	6	610,970	0.10	101,828	9.034	80.72	597	53.94	0.00
301 to 360	2,967	586,558,927	96.41	197,694	8.271	85.16	649	50.04	0.33
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Product Type of the Aggregate Mortgage Loans

Product Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2/6 MONTH LIBOR - 40 YR AMTERM	497	123,518,118	20.30	248,527	8.166	83.68	634	49.17	0.00
2/6 MONTH LIBOR	543	89,018,147	14.63	163,938	8.679	83.32	621	53.53	0.00
2/6 MONTH LIBOR - 60 MONTH IO	252	81,887,856	13.46	324,952	7.644	81.47	680	32.00	0.00
3/6 MONTH LIBOR	549	79,414,965	13.05	144,654	8.982	92.14	637	60.11	0.00
3/6 MONTH LIBOR - 40 YR AMTERM	189	41,179,474	6.77	217,881	8.228	87.29	637	62.78	0.00
2/1 ARM 1 YR LIBOR - 45 YR AMTERM	104	27,496,428	4.52	264,389	7.519	80.02	703	9.08	0.00
3/6 MONTH LIBOR - 60 MONTH IO	104	26,743,561	4.40	257,150	8.357	92.62	675	34.47	0.00
3/1 ARM 1 YR LIBOR - 45 YR AMTERM	46	9,977,957	1.64	216,912	7.529	79.07	703	5.94	0.00
5/6 MONTH LIBOR - 60 MONTH IO	13	4,554,823	0.75	350,371	6.916	77.89	692	60.72	0.00
5/6 MONTH LIBOR	7	1,730,848	0.28	247,264	8.158	80.81	664	14.60	0.00
5/1 ARM 1 YR LIBOR - 45 YR AMTERM	6	1,311,438	0.22	218,573	7.206	80.00	704	24.03	0.00
3/1 ARM 1 YR LIBOR - 40 YR AMTERM	1	154,704	0.03	154,704	7.750	80.00	727	0.00	0.00
2/1 ARM 1 YR LIBOR - 40 YR AMTERM	1	150,314	0.02	150,314	7.999	80.00	732	0.00	0.00
30YR FXD	535	71,675,945	11.78	133,974	8.509	86.57	648	70.81	2.66
30YR FXD - 60 MONTH IO	15	3,961,627	0.65	264,108	7.984	88.60	681	47.10	0.00
15YR FXD	15	1,379,450	0.23	91,963	8.980	75.39	638	51.30	16.68
20YR FXD	6	610,970	0.10	101,828	9.034	80.72	597	53.94	0.00
BALLOON OTHER - 40 YR AMTERM	165	27,651,083	4.55	167,582	8.599	85.76	645	65.82	18.31
15YR BALLOON	258	14,762,682	2.43	57,220	11.523	98.94	663	23.03	98.96
BALLOON OTHER - 45 YR AMTERM	5	1,195,008	0.20	239,002	7.506	88.55	686	44.67	0.00
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Prepayment Penalty Term of the Aggregate Mortgage Loans

Original Prepayment Penalty Term (months)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
None	734	114,158,442	18.76	155,529	8.927	88.44	645	52.28	5.47
12	149	37,283,472	6.13	250,225	8.286	82.82	659	36.43	2.10
24	1,186	243,330,353	40.00	205,169	8.200	83.29	647	43.36	3.81
30	3	685,459	0.11	228,486	8.475	86.30	618	100.00	0.00
36	1,239	212,917,675	35.00	171,846	8.309	87.18	652	56.43	2.59
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59

Credit Grade of the Aggregate Mortgage Loans

Credit Grade	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
A+	598	98,888,472	16.25	165,365	8.851	97.52	660	54.86	0.00
AA	382	75,232,936	12.37	196,945	8.369	83.60	646	41.02	9.28
A-	377	59,923,493	9.85	158,948	8.622	82.05	631	36.00	7.65
MS1	273	57,198,743	9.40	209,519	8.066	87.47	684	50.15	8.83
A	280	47,373,736	7.79	169,192	8.391	85.34	670	40.45	4.80
NA	129	31,788,717	5.23	246,424	7.629	80.70	699	5.66	0.00
MS2	149	29,078,188	4.78	195,156	8.297	86.31	634	63.83	3.72
B	125	21,383,305	3.51	171,066	9.069	76.98	586	52.15	0.75
MS3	117	18,050,335	2.97	154,276	8.252	83.78	612	95.16	4.65
B-	97	16,934,884	2.78	174,586	9.221	79.20	562	56.84	0.00
MS4	86	14,674,584	2.41	170,635	8.708	84.31	585	99.35	0.00
B+	86	13,315,858	2.19	154,836	8.511	81.98	609	64.77	6.30
C	42	7,138,388	1.17	169,962	9.830	75.48	525	63.81	0.00
C+	32	4,503,842	0.74	140,745	9.963	77.97	537	25.82	0.00
MS5	22	2,556,354	0.42	116,198	9.412	79.80	562	89.45	0.00
MS6	16	1,890,269	0.31	118,142	9.121	76.44	539	100.00	0.00
C-	4	496,747	0.08	124,187	9.034	74.68	595	100.00	0.00
CX	1	95,486	0.02	95,486	12.400	45.05	522	100.00	0.00
N/A*	495	107,851,062	17.73	217,881	7.715	83.39	675	49.21	0.00
Total:	3,311	608,375,399	100.00	183,744	8.380	85.59	649	49.25	3.59
 * Neither EquiFirst nor OwnIt utilizes Credit Grades

Next Adjustment Date of the Adjustable-Rate Aggregate Mortgage Loans

Next Adjustment Date (Year-Month)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
2007-12	2	243,924	0.05	121,962	7.697	79.74	664	0.00	0.00
2008-03	3	543,954	0.11	181,318	6.998	84.88	661	100.00	0.00
2008-04	1	115,498	0.02	115,498	8.500	100.00	640	0.00	0.00
2008-05	5	897,966	0.18	179,593	7.872	86.91	619	86.69	0.00
2008-06	27	6,564,691	1.35	243,137	7.568	84.01	651	56.16	0.00
2008-07	159	40,389,547	8.29	254,022	8.104	80.01	629	37.86	0.00
2008-08	469	105,847,381	21.73	225,687	8.259	83.24	641	43.27	0.00
2008-09	562	132,919,556	27.29	236,512	8.077	82.42	658	38.04	0.00
2008-10	169	34,548,345	7.09	204,428	8.005	84.87	653	59.14	0.00
2009-05	4	725,210	0.15	181,302	7.666	92.26	651	100.00	0.00
2009-06	4	695,943	0.14	173,986	8.463	97.28	676	34.03	0.00
2009-07	69	11,796,267	2.42	170,960	8.567	85.07	624	60.41	0.00
2009-08	441	72,951,610	14.98	165,423	8.662	87.87	636	55.19	0.00
2009-09	339	64,660,234	13.27	190,738	8.556	93.83	664	48.01	0.00
2009-10	32	6,641,399	1.36	207,544	8.175	86.50	651	60.34	0.00
2011-07	7	2,754,121	0.57	393,446	7.389	75.55	640	48.65	0.00
2011-08	4	939,100	0.19	234,775	7.247	81.08	694	61.67	0.00
2011-09	12	3,252,820	0.67	271,068	7.286	80.93	715	27.77	0.00
2011-10	3	651,068	0.13	217,023	6.473	80.00	746	78.50	0.00
Total:	2,312	487,138,633	100.00	210,700	8.257	85.04	649	45.95	0.00

Gross Margins of the Adjustable-Rate Aggregate Mortgage Loans

Range of Gross Margins (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
4.000 or less	15	3,780,203	0.78	252,014	6.849	77.08	647	77.42	0.00
4.001 to 4.500	27	6,218,960	1.28	230,332	6.916	81.50	677	71.95	0.00
4.501 to 5.000	91	23,039,313	4.73	253,179	7.452	80.72	639	79.02	0.00
5.001 to 5.500	158	42,017,715	8.63	265,935	7.741	81.15	662	36.01	0.00
5.501 to 6.000	199	45,491,568	9.34	228,601	7.652	83.89	661	61.13	0.00
6.001 to 6.500	427	99,388,978	20.40	232,761	7.976	82.41	655	39.59	0.00
6.501 to 7.000	371	87,473,103	17.96	235,777	8.043	84.05	659	37.93	0.00
7.001 to 7.500	485	92,115,943	18.91	189,930	8.671	84.47	631	42.35	0.00
7.501 to 8.000	429	71,407,270	14.66	166,451	9.203	94.37	643	48.71	0.00
8.001 to 8.500	52	9,394,182	1.93	180,657	9.297	88.49	620	44.97	0.00
8.501 to 9.000	29	3,686,421	0.76	127,118	9.611	92.67	634	51.94	0.00
9.001 to 9.500	14	1,516,414	0.31	108,315	10.241	97.02	596	90.96	0.00
9.501 to 10.000	6	846,552	0.17	141,092	10.679	98.92	590	91.74	0.00
10.001 to 10.500	4	343,472	0.07	85,868	11.267	100.00	592	100.00	0.00
10.501 to 11.000	4	323,591	0.07	80,898	11.513	96.49	585	100.00	0.00
11.001 to 11.500	1	94,948	0.02	94,948	12.249	100.00	563	0.00	0.00
Total:	2,312	487,138,633	100.00	210,700	8.257	85.04	649	45.95	0.00

Minimum Mortgage Rate of the Adjustable-Rate Aggregate Mortgage Loans

Range of Minimum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
5.501 to 6.000	3	673,000	0.14	224,333	5.856	84.95	711	100.00	0.00
6.001 to 6.500	30	7,849,157	1.61	261,639	6.437	76.56	678	91.25	0.00
6.501 to 7.000	138	39,618,735	8.13	287,092	6.839	80.52	679	66.31	0.00
7.001 to 7.500	338	89,267,515	18.32	264,105	7.347	80.18	678	39.33	0.00
7.501 to 8.000	432	106,709,947	21.91	247,014	7.810	83.02	662	40.35	0.00
8.001 to 8.500	297	63,830,901	13.10	214,919	8.282	85.70	642	41.46	0.00
8.501 to 9.000	369	71,826,282	14.74	194,651	8.795	89.47	637	43.45	0.00
9.001 to 9.500	255	43,856,320	9.00	171,986	9.298	89.95	621	49.79	0.00
9.501 to 10.000	253	37,525,324	7.70	148,321	9.772	90.32	607	48.51	0.00
10.001 to 10.500	112	16,841,131	3.46	150,367	10.269	90.42	598	52.02	0.00
10.501 to 11.000	64	7,128,987	1.46	111,390	10.756	88.26	576	53.53	0.00
11.001 to 11.500	14	1,458,400	0.30	104,171	11.254	89.84	574	65.79	0.00
11.501 to 12.000	5	362,500	0.07	72,500	11.754	92.86	576	57.91	0.00
12.001 to 12.500	2	190,433	0.04	95,217	12.325	72.45	542	50.14	0.00
Total:	2,312	487,138,633	100.00	210,700	8.257	85.04	649	45.95	0.00

Maximum Mortgage Rate of the Adjustable-Rate Aggregate Mortgage Loans

Range of Maximum Mortgage Rates (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
11.501 to 12.000	3	673,000	0.14	224,333	5.856	84.95	711	100.00	0.00
12.001 to 12.500	18	4,825,197	0.99	268,067	6.534	78.12	684	88.51	0.00
12.501 to 13.000	80	22,487,716	4.62	281,096	6.864	80.07	689	53.83	0.00
13.001 to 13.500	256	66,032,658	13.56	257,940	7.316	79.52	689	30.65	0.00
13.501 to 14.000	301	78,114,813	16.04	259,518	7.573	82.32	670	43.68	0.00
14.001 to 14.500	234	58,901,701	12.09	251,717	7.843	86.03	650	53.90	0.00
14.501 to 15.000	407	88,265,709	18.12	216,869	8.308	88.66	648	51.14	0.00
15.001 to 15.500	304	55,438,889	11.38	182,365	8.722	86.69	632	44.62	0.00
15.501 to 16.000	315	53,167,977	10.91	168,787	9.211	87.60	621	42.68	0.00
16.001 to 16.500	164	27,722,946	5.69	169,042	9.590	87.51	610	49.48	0.00
16.501 to 17.000	122	17,121,791	3.51	140,343	10.004	85.53	592	39.68	0.00
17.001 to 17.500	62	9,377,773	1.93	151,254	10.354	87.97	590	53.25	0.00
17.501 to 18.000	31	3,651,268	0.75	117,783	10.755	86.18	563	46.50	0.00
18.001 to 18.500	9	899,746	0.18	99,972	11.398	88.66	572	76.22	0.00
18.501 to 19.000	5	362,500	0.07	72,500	11.754	92.86	576	57.91	0.00
19.001 to 19.500	1	94,948	0.02	94,948	12.249	100.00	563	0.00	0.00
Total:	2,312	487,138,633	100.00	210,700	8.257	85.04	649	45.95	0.00

Initial Periodic Rate Caps of the Adjustable-Rate Aggregate Mortgage Loans

Initial Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1.000	1	340,000	0.07	340,000	8.290	80.00	661	0.00	0.00
2.000	33	12,710,459	2.61	385,165	7.470	81.85	678	63.50	0.00
3.000	2,278	474,088,174	97.32	208,116	8.278	85.13	648	45.51	0.00
Total:	2,312	487,138,633	100.00	210,700	8.257	85.04	649	45.95	0.00

Subsequent Periodic Rate Caps of the Adjustable-Rate Aggregate Mortgage Loans

Subsequent Periodic Rate Caps (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Wtd. Avg Gross Coupon (%)	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. FICO	% Full Doc Loan	% 2ND Lien
1.000	1,350	287,288,991	58.97	212,807	8.205	86.48	659	42.53	0.00
1.500	962	199,849,642	41.03	207,744	8.331	82.97	634	50.86	0.00
Total:	2,312	487,138,633	100.00	210,700	8.257	85.04	649	45.95	0.00